Exhibit 10.13

Annex I to Amendment Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

among

NUTRACEUTICAL INTERNATIONAL CORPORATION,

NUTRACEUTICAL CORPORATION,

VARIOUS LENDING INSTITUTIONS,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Administrative Agent, Co-Arranger, and Co-Bookrunner

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent, Co-Arranger and Co-Bookrunner

Dated as of December 15, 2010

$100,000,000

i

SECTION 6.	Representations, Warranties and Agreements	26

6.01	Corporate Status	26
6.02	Corporate Power and Authority	27
6.03	No Violation	27
6.04	Litigation	27
6.05	Use of Proceeds; Margin Regulations	27
6.06	Governmental Approvals	28
6.07	Investment Company Act	28
6.08	Regulation U	28
6.09	True and Complete Disclosure	28
6.10	Financial Condition; Financial Statements	28
6.11	Security Interests	29
6.12	Existing Indebtedness	30
6.13	Transactions	30
6.14	Special Purpose Corporation	30
6.15	Compliance with ERISA	30
6.16	Capitalization	31
6.17	Subsidiaries	32
6.18	Intellectual Property	32
6.19	Compliance with Statutes, etc.	32
6.20	Environmental Matters	32
6.21	Properties	33
6.22	Labor Relations	33
6.23	Tax Returns and Payments	34
6.24	Sanctions/Anti-Corruption Representations	34

SECTION 7.	Affirmative Covenants	35

7.01	Information Covenants	35
7.02	Books, Records and Inspections	37
7.03	Insurance	38
7.04	Payment of Taxes	38
7.05	Corporate Franchises	38
7.06	Compliance with Statutes, etc.	39
7.07	Compliance with Environmental Laws	39
7.08	ERISA	39
7.09	Good Repair	40
7.10	End of Fiscal Years; Fiscal Quarters	40
7.11	Additional Security; Further Assurances; Exceptions	40
7.12	Register	42
7.13	Foreign Subsidiaries Security	42
7.14	Contributions; Payments	43
7.15	Margin Regulations	44
7.16	Landlord Subordination Agreements	44

SECTION 8.	Negative Covenants	44

8.01	Changes in Business	44
8.02	Consolidation, Merger, Sale or Purchase of Assets, etc.	45
8.03	Liens	49
8.04	Indebtedness	51
8.05	Advances, Investments and Loans	53
8.06	Dividends, etc.	56
8.07	Transactions with Affiliates	58
8.08	Leverage Ratio	58
8.09	Consolidated Fixed Charge Coverage Ratio	58
8.10	Modifications of Organizational Documents and Certain Other Agreements; Issuance of Capital Stock; etc.	59
8.11	Limitation on Certain Restrictions on Subsidiaries	59
8.12	Limitation on the Creation of Subsidiaries	59
8.13	Limitation on Order Dog	61
8.14	Sanctions/Anti-Corruption	61
8.15	Limitation on American Nutritional Casualty Insurance, Inc.	61

SECTION 9.	Events of Default; Application of Payment	61

9.01	Events of Default	61
9.02	Application of Payment	64

SECTION 10.	Definitions; Interpretations	65

10.01	Definitions	65
10.02	Interpretation	90
10.03	Accounting Terms and Determinations	91

SECTION 11.	The Administrative Agent	91

11.01	Appointment	91
11.02	Delegation of Duties	92
11.03	Exculpatory Provisions	92
11.04	Reliance by Agent	93
11.05	Notice of Default	93
11.06	Non-Reliance on Agent and Other Banks	94
11.07	Indemnification	94
11.08	The Administrative Agent in its Individual Capacity	95
11.09	Holders	95
11.10	Resignation of the Administrative Agent; Successor Agent	95
11.11	Syndication Agent, Arrangers, and Bookrunners	95
11.12	Affiliates of Banks; Hedge Providers	96
11.13	Collateral	97

SECTION 12.	Miscellaneous	97

12.01	Payment of Expenses, etc.	97
12.02	Right of Setoff, Collateral Matters	98
12.03	Notices	99
12.04	Benefit of Agreement	101
12.05	No Waiver; Remedies Cumulative	103
12.06	Payments Pro Rata	103
12.07	Calculations; Computations	104
12.08	Governing Law; Submission to Jurisdiction; Venue	104
12.09	Counterparts	105
12.10	Entire Agreement; Amendment and Restatement	105
12.11	Headings Descriptive	106
12.12	Amendment or Waiver; etc.	106
12.13	Survival	107
12.14	Domicile of Loans	107
12.15	Confidentiality	107
12.16	Waiver of Jury Trial	108
12.17	Independence of Covenants	108
12.18	USA PATRIOT Act	108

SECTION 13.	Holdings Guaranty	108

13.01	The Guaranty	108
13.02	Bankruptcy	109
13.03	Nature of Liability	109
13.04	Independent Obligation	109
13.05	Authorization	109
13.06	Reliance	110
13.07	Subordination	110
13.08	Waiver	111
13.09	Nature of Liability	112
13.10	Keepwell	112

Index to Schedules and Exhibits

Schedule 1.13	—	List of Banks
Schedule 6.16	—	Capitalization
Schedule 6.17	—	Subsidiaries
Schedule 6.21	—	Owned and Leased Real Property
Schedule 7.03	—	Insurance Summary
Schedule 8.03	—	Existing Liens
Schedule 8.05	—	Investments

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Letter of Credit Request
EXHIBIT B-1	—	Form of Revolving Note
EXHIBIT B-2	—	Form of Swingline Note
EXHIBIT C	—	Form of Officers’ Certificate
EXHIBIT D	—	Form of Assignment and Assumption Agreement
EXHIBIT E	—	Form of Intercompany Notes
EXHIBIT F	—	Form of Shareholder Subordinated Note
EXHIBIT G	—	Form of Borrower Subordinated Note

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 15, 2010, among NUTRACEUTICAL INTERNATIONAL CORPORATION, a Delaware corporation (“Holdings”), NUTRACEUTICAL CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party hereto (each, a “Bank” and, collectively, the “Banks”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (sometimes known as Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International” New York Branch), as Administrative Agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

W I T N E S S E T H:

WHEREAS, Borrower, Holdings, certain of the Banks, and the Administrative Agent are parties to that certain Credit Agreement dated as of January 28, 2002 (the “Prior Credit Agreement”);

WHEREAS, Borrower, Holdings, the Banks, and the Administrative Agent amended and restated the Prior Credit Agreement pursuant to that certain Amended and Restated Credit Agreement dated as of December 15, 2010 (such Credit Agreement, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of April 1, 2013, the “Existing Credit Agreement”);

WHEREAS, Borrower, Holdings, the Banks, and the Administrative Agent have entered into a Second Amendment Agreement dated as of November 4, 2014 (the “Amendment Agreement”), pursuant to which the parties thereto have agreed, subject to the terms and conditions thereof, to amend and restate the Existing Credit Agreement to be in the form hereof.

NOW, THEREFORE, as of the Amendment Effective Date, the Existing Credit Agreement is amended and restated in its entirety as follows:

SECTION 1.                            Amount and Terms of Credit.

1.01                        Commitments.

(a)                                 Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make a revolving loan or loans (each such loan and each “Revolving Loan”, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in U.S. Dollars, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided, that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with (I) the aggregate principal amount of all other then outstanding Revolving Loans made by such Bank and (II) such Bank’s Percentage, if any, of the Swingline Loans then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swingline Loans) at such time, equals the Revolving Loan Commitment, if any, of such Bank at such time.

(b)                                 Subject to and upon the terms and conditions herein set forth, the Swingline Bank in its individual capacity agrees to make at any time and from time to time after the Effective Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) shall be denominated in U.S. Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment then in effect and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  The Swingline Bank will not make a Swingline Loan after it has received written notice from the Borrower, Administrative Agent or the Required Banks stating that a Default or an Event of Default exists until such time as the Swingline Bank shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks.

(c)                                  The Swingline Bank may, by written notice given to Administrative Agent, on any Business Day require the Banks to acquire participations in all or a portion of the Swingline Loans outstanding.  Such notice to Administrative Agent shall specify the aggregate amount of Swingline Loans in which the Banks will participate.  Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Bank, specifying in such notice each Bank’s pro rata share of such Swingline Loan or Loans.  Each Bank hereby absolutely and unconditionally agrees, within one Business Day after receipt of notice as provided in this Section 1.01(c), to pay to Administrative Agent, for the account of Swingline Bank, such Bank’s pro rata share of such Swingline Loan or Loans.  Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 1.01(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitment, and that each such payment shall be made without any offset, counterclaim, defense, abatement, withholding or reduction whatsoever.  Each Bank shall comply with its obligation under this Section 1.01(c) by wire transfer of immediately available funds, in the same manner as provided in Section 1.04 with respect to Loans made by such Bank, and Administrative Agent shall promptly pay to Swingline Bank the amounts so received by it from the Banks.  Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 1.01(c), and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Bank.  Any amounts received by Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Banks that shall have made their payments pursuant to this Section 1.01(c) and to Swingline Bank, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this Section 1.01(c) shall not relieve the Borrower of any default in the payment thereof.

1.02                        Minimum Borrowing Amounts, etc.  The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable to such Loans.  More than one Borrowing may be incurred on any day; provided, that at no time shall there be outstanding more than fifteen Borrowings of Eurodollar Loans.

1.03                        Notice of Borrowing.

(a)                                 Whenever the Borrower desires to incur Revolving Loans, the Borrower shall give the Administrative Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans to be made hereunder and shall give the Administrative Agent at its Notice Office not later than 12:00 Noon (New York time) on the day a Borrowing of Base Rate Loans is to be made, written notice (or telephonic notice promptly confirmed in writing) of each such Borrowing to be made hereunder.  Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A-1, appropriately completed to specify (i) the aggregate principal amount of Revolving Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank’s proportionate share thereof, if any, and of the other matters covered by the Notice of Borrowing.

(b)                                 Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give the Swingline Bank (with a copy to the Administrative Agent, if the Swingline Bank is a Bank other than the Administrative Agent) not later than 2:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder.  Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

(c)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Swingline Bank (in the case of a Borrowing of Swingline Loans) or the respective Letter of Credit Issuer (in the case of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Bank, or such Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s, the Swingline Bank’s or such Letter of Credit Issuer’s record of the terms of such telephonic notice.

1.04                        Disbursement of Funds.

(a)                                 No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or in the case of Swingline Loans, not later than 4:00 P.M. (New York time) on the date specified in Section 1.03(b)(i)), each Bank will make available its pro rata share of each Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Bank shall make available the full amount thereof) in the manner provided below.  All amounts shall be made available to the Administrative Agent in U.S. Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received.  Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank.  If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Bank, the overnight Federal Funds rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

(b)                                 Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

1.05                        Notes.

(a)                                 If requested by a Bank, the Borrower’s obligation to pay the principal of, and interest on, all the Loans made to it by such Bank shall be evidenced by a Revolving

Note payable to each Bank and a Swingline Note payable to the Swingline Bank, as applicable.

(b)                                 The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  The Swingline Note issued to the Swingline Bank shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Bank or its registered assigns, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)                                 Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect the Borrower’s obligations in respect of such Loans.

1.06                        Conversions.  The Borrower shall have the option to convert on any Business Day occurring on or after the Effective Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Revolving Loans owing by the Borrower into a Borrowing or Borrowings of another Type of Loan; provided, that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) at the written election of the Required Banks, Base Rate Loans may only be converted into Eurodollar Loans if no payment Default or Event of Default is in existence on the date of the conversion and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 1:00 P.M. (New York time), at least three Business Days’ (or one Business Day’s in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Revolving Loans to be so converted, the Type of Revolving Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Revolving Loans.

1.07                        Pro Rata Borrowings.  All Borrowings of Revolving Loans under this Agreement shall be made by the Banks pro rata on the basis of their Revolving Loan Commitments.  It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Revolving Loans hereunder and that each Bank shall be obligated to make the Revolving Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

1.08                        Interest.

(a)                                 The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

(b)                                 The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Adjusted Eurodollar Rate.

(c)                                  At the written election of the Required Banks, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time.  Interest which accrues under this Section 1.08(c) shall be payable on demand.

(d)                                 Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) the date of any conversion into a Base Rate Loan pursuant to Section 1.06 or 1.09, as applicable (on the amount converted) and (z) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 12.07(b).

(f)                                   The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

1.09                        Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period or, to the extent approved by all Banks, any other period reasonably requested by the Borrower.  Notwithstanding anything to the contrary contained above:

(i)                                     all Eurodollar Loans comprising a Borrowing shall have the same Interest Period;

(ii)                                  the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)                                 no Interest Period for a Borrowing may be elected if it would extend beyond the Maturity Date;

(vi)                              at the written election of the Required Banks no Interest Period may be elected at any time when a payment Default, or an Event of Default, is then in existence; and

(vii)                           Reserved.

If upon the expiration of any Interest Period, the Borrower has failed to elect, or is not permitted to elect by virtue of the application of clause (vi) above, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or Letter of Credit Issuer;

(ii)                                  subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Bank or Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank, Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank, Letter of Credit Issuer, or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, Letter of Credit Issuer, or such other Recipient, Borrower will pay to such Bank, Letter of Credit Issuer, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, Letter of Credit Issuer, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Bank or Letter of Credit Issuer determines that any Change in Law affecting such Bank or Letter of Credit Issuer or any lending office of such Bank or such Bank’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or Letter of Credit Issuer’s capital or on the capital of such Bank’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by Letter of Credit Issuer, to a level below that which such Bank or Letter of Credit Issuer or such Bank’s or Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or Letter of Credit Issuer’s policies and the policies of such Bank’s or Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Bank or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Bank or Letter of Credit Issuer or such Bank’s or Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Bank or other Recipient setting forth the amount or amounts necessary to compensate such Bank or other Recipient or its holding company, as the case may be, as specified in Sections 1.10(a) or 1.10(b) and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Bank or Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Letter of Credit Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Bank or Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank or Letter of Credit Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.11                        Compensation.  The Borrower agrees to compensate each Bank, promptly upon its written request (which request shall set forth the basis for requesting such compensation and shall be made through the Administrative Agent), for all reasonable losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Loans) which such Bank may sustain:  (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion; (ii) if any repayment (including any repayment made pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 9) or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement.  Calculation of all amounts payable to a Bank under this Section 1.11 shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11.  It is further understood and agreed that if any repayment of Eurodollar Loans pursuant to Section 4.01 or any conversion of Eurodollar Loans pursuant to Section 1.06 in either case occurs on a date which is not the last day of an Interest Period applicable thereto, such repayment or conversion shall be accompanied by any amounts owing to any Bank pursuant to this Section 1.11.

1.12                        Change of Lending Office.  Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10, 1.14 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Revolving Loans or Letters of Credit affected by such event; provided, that such designation is made on such terms that, in the sole judgment of such Bank, such Bank and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 1.14 or 4.04.

1.13                        Replacement of Banks.  If any Bank becomes a Defaulting Bank, (y) upon the occurrence of any event giving rise to the operation of Section 1.10 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks or (z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, if no payment Default, or Event of Default, then exists, to replace such Bank (the “Replaced Bank”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the “Replacement Bank”) reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire the Revolving Loan Commitment and outstanding Revolving Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01, (y) the respective Letter of Credit Issuer an amount equal to such Replaced Bank’s Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) with respect to a Letter of Credit issued by it to the extent such amount was not theretofore funded by such Replaced Bank and (z) the Swingline Bank an amount equal to such Replaced Bank’s Percentage of any such Loan pursuant to Section 1.01(c) to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations (including all such amounts, if any, due and owing under Section 1.11) of the Borrower due and owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.  Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 7.12 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank and (y) Schedule 1.13 hereto shall be deemed modified to reflect the changed Revolving Loan Commitments resulting from the assignment from the Replaced Bank to the Replacement Bank.

1.14                        Alternate Rate of Interest; Illegality.

(a)                                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Loan:

(i)                                     Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(ii)                                  if Administrative Agent is advised by any Bank that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Bank of making or maintaining its Eurodollar Loans for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and the Banks as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (A) any Notice of Conversion that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective, and (B) if any Notice of Borrowing requests a Eurodollar Loan, such Loan shall be made as a Base Rate Loan.

(b)                                 Illegality.  If any Bank determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market, then, on notice thereof by such Bank to Borrower through Administrative Agent, any obligation of such Bank to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Bank notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Bank (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Bank to Base Rate Loans, either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.                            Letter of Credit.

2.01                        Letters of Credit.

(a)                                 Subject to and upon the terms and conditions herein set forth, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the Maturity Date to issue, for the account of the Borrower and in support of, (x) trade obligations of the Borrower or any of its Subsidiaries that arise in the ordinary course of business and are in respect of general corporate purposes of the Borrower or its Subsidiaries, as the case may be, and/or (y) on a standby basis, L/C Supportable Indebtedness, and subject to and upon the terms and conditions herein set forth each Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by such Letter of Credit Issuer (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  Notwithstanding the foregoing, no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer in good faith deems material to it; or

(ii)                                  such Letter of Credit Issuer shall have received notice from the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (vi) of Section 2.01(b).

(b)                                 Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $20,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, the Total Revolving Loan Commitment at such time; (ii) (x) each standby Letter of Credit shall have an expiry date occurring not later than one year (or, in the case of standby Letters of Credit issued in support of Foreign Subsidiary Working Capital Indebtedness, three years, provided, that the aggregate Stated Amount of all such Letters of Credit shall not exceed $5,000,000), provided, that any standby Letter of Credit may be automatically extendable for periods of up to one year so long as such standby Letter of Credit provides that the respective Letter of Credit Issuer retains an option, satisfactory to such Letter of Credit Issuer, to terminate such standby Letter of Credit within a specified period of time prior to each scheduled extension date and (y) each trade Letter of Credit shall have an expiry date occurring not later than 180 days after such trade Letter of Credit’s date of issuance; (iii) (x) no standby Letter of Credit shall have an expiry date occurring later than the Business Day next preceding the Maturity Date and (y) no trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the Maturity Date; (iv) each Letter of Credit shall be denominated in U.S. Dollars and payable on a sight basis; (v) the Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Letter of Credit Issuer; and (vi) no Letter of Credit Issuer will issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as such Letter of Credit Issuer shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default by the Required Banks.

2.02                        Letter of Credit Requests; Notices of Issuance.

(a)                                 Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice (or telephonic notice confirmed in writing) thereof prior to 1:00 P.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit A-2 (each such notice, a “Letter of Credit Request”).  Each Letter of Credit Request shall include any other documents as the respective Letter of Credit Issuer customarily requires in connection therewith.

(b)                                 Each Letter of Credit Issuer shall, promptly after the date of each issuance of or amendment or modification to a Letter of Credit by it, give the Administrative Agent, each Bank and the Borrower written notice of the issuance of or amendment or modification to such Letter of Credit, accompanied by a copy to the Administrative Agent of such Letter of Credit or Letters of Credit or such amendment or modification.

2.03                        Agreement to Repay Letter of Credit Payments.

(a)                                 The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) no later than one Business Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum on all such amounts not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand.  Each Letter of Credit Issuer shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrower under this Section 2.03(a) or under any other Section of this Agreement.

(b)                                 The Borrower’s obligation under this Section 2.03 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Bank, including any defense based upon the failure of any drawing under a Letter of Credit issued by it to substantially conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit issued by it as a result of acts or omissions constituting bad faith, willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) on the part of such Letter of Credit Issuer.

2.04                        Letter of Credit Participations.

(a)                                 Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 1.13 or 12.04(b) or otherwise, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Percentages of the assigning and assignee Banks.

(b)                                 In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall not create for such Letter of Credit Issuer any resulting liability.

(c)                                  In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.03(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s Percentage of such payment in U.S. Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) on the part of such Letter of Credit Issuer.  If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer such Participant’s Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds rate.  The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant’s Percentage of any such payment.

(d)                                 Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, such Letter of Credit Issuer shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant’s Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e)                                  The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default.

SECTION 3.                            Fees; Commitments.

3.01                        Fees.

(a)                                 The Borrower shall pay to the Administrative Agent for distribution to each Bank a commitment fee (the “Commitment Fee”) for the period from the Effective Date to but not including the date the Total Revolving Loan Commitment has been terminated, computed at a rate for each day equal to the Applicable Commitment Fee Margin multiplied by the daily Unutilized Revolving Loan Commitment of such Bank.  Accrued Commitment Fees shall be due and payable in arrears on each Quarterly Payment Date and the date upon which the Total Revolving Loan Commitment is terminated.  For the purposes of this Section, the Revolving Loan Commitment of a Defaulting Bank shall be deemed to be fully utilized so long as such Bank is a Defaulting Bank.

(b)                                 The Borrower shall pay to the Administrative Agent for the account of the Banks (other than a Defaulting Bank) pro rata on the basis of their Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Eurodollar Margin then in effect on the daily Stated Amount of such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)                                  The Borrower shall pay to the Administrative Agent for the account of the respective Letter of Credit Issuer a fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the “Facing Fee”) computed at the rate of 1/4 of 1% per annum on the daily Stated Amount of such Letter of Credit; provided, that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500; it being agreed that, on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit.  Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)                                 The Borrower hereby agrees to pay directly to the respective Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, payment or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

(e)                                  The Borrower shall pay to the Administrative Agent, for its own account, such fees as may be agreed to from time to time between the Borrower and the Administrative Agent, when and as due.

(f)                                   All computations of Fees shall be made in accordance with Section 12.07(b).

3.02                        Termination, Reduction, or Increase of the Revolving Loan Commitments.

(a)                                 Upon at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at its Notice Office (which notice shall be irrevocable and shall be promptly transmitted to each of the Banks by the Administrative Agent), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment; provided that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each Bank and (y) any partial reduction pursuant to this Section 3.02(a) shall be in the amount of at least $1,000,000.

(b)                                 In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), to terminate the entire Revolving Loan Commitment of such Bank, so long as all Revolving Loans and all Swingline Loans, together with accrued and unpaid interest, Fees and all other amounts, due and owing to such Bank are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) and the Borrower shall pay to the Administrative Agent at such time an amount in cash and/or Cash Equivalents equal to such Bank’s Percentage of the outstanding Letters of Credit (which cash and/or Cash Equivalents shall be held by the Administrative Agent as security for the obligations of the Borrower hereunder in respect of the outstanding Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent until the proceeds are applied to the secured obligations) (at which time Schedule 1.13 shall be deemed modified to reflect such changed amounts), and at such time, such Bank shall no longer constitute a “Bank” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including Sections 1.10, 1.11, 4.04, 12.01 and 12.06), which shall survive as to such repaid Bank.

(c)                                  (i) Upon notice to the Administrative Agent (who shall promptly notify the Banks), the Borrower may, from time to time, request an increase in the Total Revolving Loan Commitment up to an aggregate of $130,000,000; provided that any such increase in the Total Revolving Loan Commitment shall be in increments of $10,000,000.  At the time of sending the notice referred to in the first sentence of this clause (i), the Borrower (in consultation with the Administrative Agent) may request that each Bank determine if it agrees to increase its Revolving Loan Commitment and specify the time period within which each Bank is requested to respond to such request.  Each Bank shall respond within such time period to the Administrative Agent and shall indicate if such Bank agrees to increase its Revolving Loan Commitment and, if so, whether by an amount equal to or less than its Percentage of such requested increase.  Any Bank not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment.  The Administrative Agent shall notify the Borrower and each Bank of the Banks’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may also (A) request that one or more Banks, in their sole and absolute discretion, nonratably increase their Revolving Loan Commitment(s), and/or (B) invite additional Persons to become Banks under the terms of this Agreement.

(ii)                                  If any Revolving Loan Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”).  The Administrative Agent (in consultation with the Borrower) shall promptly confirm in writing to the Banks the final allocation of such increase and the Increase Effective Date.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (A) a certificate of a responsible officer of the Borrower, dated as of the Increase Effective Date certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, certifying that immediately before and immediately after giving effect to such increase the representations and warranties contained in this Agreement and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date (except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects, and except to the extent that such representations and warranties were expressly made only in reference to a specific date) and certifying that immediately before and immediately after giving effect to such increase no Default or Event of Default exists, (B) an opinion of counsel to Holdings and the Borrower, in form and substance reasonably acceptable to the Administrative Agent, with respect to the increase of the Total Revolving Loan

Commitment, and (C) such other agreements, documents, or instruments as may be reasonably required by the Administrative Agent in connection therewith, including flood hazard determination certificates, and, if applicable, flood insurance notices and evidence of flood insurance in compliance with Flood Insurance Laws.  The Borrower shall pay any commitment fees and other reasonable out-of-pocket expenses incurred in connection with any such increase and shall prepay any Eurodollar Loans outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 1.11) to the extent necessary to keep outstanding Eurodollar Loans ratable with any revised Percentage arising from any nonratable increase in the Revolving Loan Commitments under this Section.

(iii)                               This Section shall supersede any provisions in Section 12.12 to the contrary.

(d)                                 The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate on the Maturity Date unless previously terminated pursuant to Section 9.

3.03                        Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)                                 Reallocation to Banks that are not Defaulting Banks.  All or any part of such Defaulting Bank’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Banks that are not Defaulting Banks in accordance with their respective pro rata shares (calculated without regard to such Defaulting Bank’s Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding amount of Revolving Loans and the pro rata share of any Letter of Credit and Swingline Loan of any Bank that is not a Defaulting Bank to exceed such Bank’s Revolving Loan Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Bank that is not a Defaulting Bank as a result of such Bank’s increased exposure following such reallocation.

(b)                                 Participation Exposure.  If any Swingline Loans or Letters of Credit are outstanding at the time a Bank becomes a Defaulting Bank then:

(i)                                     Payment and Cash Collateralization.  After giving effect to the provisions of Section 3.03(a), the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay any Swingline Loans supported by such Defaulting Bank and (y) second, pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such

Defaulting Bank’s participation interests in the outstanding Letters of Credit for so long as any Letters of Credit are outstanding and the Administrative Agent shall hold such payment as security for such obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent until the proceeds are applied to the secured obligations);

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees, or other amounts received by Administrative Agent for the account of such Defaulting Bank shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Letter of Credit Issuer or Swingline Bank hereunder; third, to cash collateralize the Letter of Credit Issuer’s Letter of Credit Outstandings with respect to such Defaulting Bank’s pro rata share; and fourth, if so determined by the Administrative Agent and the Borrower, may be held in a deposit account controlled by the Administrative Agent and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Letter of Credit Issuer’s future exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 3.03 shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto; and

(iii)                               Suspension of Letter of Credit Fee.  If the Borrower cash collateralizes any portion of such Defaulting Bank’s participation interests in the Letters of Credit pursuant to this Section, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 3.01(b) with respect to such Defaulting Bank’s participation interest in the Letters of Credit during the period such Defaulting Bank’s participation interest in the Letters of Credit is cash collateralized by the Borrower;

(c)                                  Letter of Credit Fee.  If any Defaulting Bank’s participation interest in the Letters of Credit is not cash collateralized, then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Bank hereunder, all letter of credit fees payable under Section 3.01(b) with respect to such Defaulting Bank’s participation interest in the Letters of Credit shall be payable to the Letter of Credit Issuer until such participation interest in the Letters of Credit is cash collateralized; and

(d)                                 Suspension of Swingline Loans and Letters of Credit.  So long as any Bank is a Defaulting Bank, the Swingline Bank shall not be required to fund any Swingline Loans and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100%

covered by the reallocation set forth in Section 3.03(a) and/or cash collateral provided in accordance with the provisions hereof.

The rights and remedies against a Defaulting Bank under this Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Bank with respect to any funding default and that the Administrative Agent or any Bank may have against such Defaulting Bank with respect to any funding default.  In the event that the Administrative Agent, the Borrower, the Letter of Credit Issuer and the Swingline Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the outstanding Revolving Loans and participations in Letters of Credit held by the Banks shall be readjusted to reflect the inclusion of such Bank’s Unutilized Revolving Loan Commitment and on such date such Bank shall purchase at par such of the Revolving Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Revolving Loans in accordance with its applicable Percentage.

SECTION 4.                            Payments.

4.01                        Voluntary Prepayments.

(a)                                 The Borrower shall have the right to prepay the Loans made to it, in whole or in part, without premium or penalty, except as otherwise provided in this Agreement, from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, whether such Loans are Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 1:00 P.M. (New York time) (x) at least one Business Day prior to the date of such prepayment in the case of Revolving Loans maintained as Base Rate Loans, (y) on the date of such prepayment in the case of Swingline Loans and (z) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, which notice shall, except in the case of Swingline Loans (which notice shall promptly be transmitted to the Swingline Bank), promptly be transmitted by the Administrative Agent to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of (A) at least $500,000 in the case of Eurodollar Loans and (B) at least $250,000 in the case of Base Rate Loans (or $100,000 in the case of Swingline Loans); provided, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

(b)                                 In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks) to repay all Revolving Loans of such Bank, together with accrued and unpaid interest, Fees and all other amounts due and owing to such Bank in accordance with said Section 12.12(b), so long as (A) the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule 1.13 shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

4.02                        Mandatory Prepayments.

(a)                                 If on any date the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans (after giving effect to all other repayments thereof on such date) plus (ii) the Letter of Credit Outstandings on such date, exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans, in an aggregate amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower agrees to pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent until the proceeds are applied to the secured obligations).

(b)                                 With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and the specific Borrowing(s) pursuant to which made; provided, that (i) Eurodollar Loans may be designated for repayment pursuant to this Section 4.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall be immediately converted into Base Rate Loans; and (iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

(c)                                  Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (ii) all outstanding Revolving Loans shall be repaid in full on the Maturity Date.

4.03                        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in U.S. Dollars at the Payment Office, it being understood that written, telex or facsimile transmission notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.04                        Net Payments.

(a)                                 All payments made by the Borrower and any other Credit Party hereunder or under any Credit Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (A) except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein and (B) any U.S. federal withholding Taxes imposed pursuant to FATCA) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Credit Document.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the

Borrower.  The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

(b)                                 Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN-E (or successor forms) certifying to such Bank’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN-E pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN-E (or successor form) certifying to such Bank’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN-E and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Credit Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) and Section 4.04(c) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c)                                  If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)                                 Each Bank shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 7.12 relating to the maintenance of the Register, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by Administrative Agent to the Bank from any other source against any amount due to Administrative Agent under this Section 4.04(d).

(e)                                  For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 5.                            Conditions Precedent.

5.01                        Amendment Effective Date.  The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in the Amendment Agreement.

5.02                        Conditions Precedent to Each Extension of Credit.  The obligation of each Bank to make each Loan to the Borrower hereunder (including on the Amendment Effective Date), and the obligation of any Letter of Credit Issuer to issue each Letter of Credit hereunder (including on the Amendment Effective Date), are subject to the satisfaction of the following additional conditions:

(a)                                 No Default.  At the time of each such Credit Event and also immediately after giving effect thereto, there shall exist no Default or Event of Default.

(b)                                 Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto, all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects (except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects) as of such earlier date.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Banks that all of the conditions specified in clauses (a) and (b) of Section 5.02 are satisfied as of the date of such Credit Event.

SECTION 6.                            Representations, Warranties and Agreements.  In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations, warranties and agreements with the Banks in each case after giving effect to the Transactions, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

6.01                        Corporate Status.  Holdings and each of its Subsidiaries (i) is duly organized or formed, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of the jurisdiction of its organization or formation, (ii) has the requisite power and authority (corporate or otherwise) to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

6.02                        Corporate Power and Authority.  Each Credit Party has the power and authority (corporate or otherwise) to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03                        No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Organizational Documents of Holdings or any of its Subsidiaries.

6.04                        Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened, with respect to Holdings or any of its Subsidiaries (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or on the ability of any Credit Party to perform its respective obligations to the Banks hereunder and under the other Credit Documents to which it is, or will be, a party.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

6.05                        Use of Proceeds; Margin Regulations.

(a)                                 The proceeds of Revolving Loans and Swingline Loans shall be utilized to pay fees and expenses incurred in connection with the Transactions and for the general corporate and working capital purposes of the Borrower and its Subsidiaries and other purposes expressly permitted hereunder.

(b)                                 Except as otherwise permitted by Sections 8.02(o), 8.05(w) and 8.06, no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any succeeding regulations.

(c)                                  The aggregate cash consideration paid for all Margin Stock owned by Holdings and its Subsidiaries (other than the capital stock of Holdings held in treasury) does not exceed the amount permitted pursuant to Section 8.05(w).  At the time of each Credit Event, not more than 25% of the value of the assets of Holdings and its Subsidiaries taken as a whole (including all capital stock of Holdings held in treasury) will constitute Margin Stock.

6.06                        Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

6.07                        Investment Company Act.  Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.08                        Regulation U.  If at any time any Margin Stock is pledged or required to be pledged pursuant to any Security Document, all actions required to be taken pursuant to Section 7.15 shall have been taken to the reasonable satisfaction of the Administrative Agent.

6.09                        True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Administrative Agent or any Bank (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

6.10                        Financial Condition; Financial Statements.

(a)                                 After giving effect to each Borrowing hereunder, on a pro forma basis after giving effect to the Transactions and to all Indebtedness incurred, and to be incurred (including the Loans), and Liens created, and to be created, by each Credit Party in connection therewith, with respect to each of Holdings and its Subsidiaries (on a consolidated basis) and of the Borrower (on a stand-alone basis) (x) the sum of the assets, at a fair valuation (assuming such assets constitute a going concern), of each of Holdings and its Subsidiaries (on a consolidated basis) and of the Borrower (on a stand-alone basis) will exceed its debts, (y) it has not incurred nor intended to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) it will have sufficient capital with which to conduct its business.  For purposes of this Section 6.10, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or

(ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b)                                 The consolidated balance sheet of Holdings and its Subsidiaries at September 30, 2013, and the related statements of operations and cash flows and changes in stockholders’ equity of Holdings and its Subsidiaries for the fiscal year ended as of said date, copies of which have heretofore been furnished to each Bank, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the date of said statements and the results for the period covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(c)                                  Since September 30, 2013, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as fully reflected in the financial statements described in Section 6.10(b) and the Indebtedness incurred under this Agreement, (i) there were as of the Amendment Effective Date (and after giving effect to any Loans made on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), and (ii) neither Holdings nor the Borrower know of any basis for the assertion against Holdings or any of its Subsidiaries of any such liability or obligation which, in the case of clause (i) or (ii) either individually or in the aggregate, is or would be reasonably likely to have, a Material Adverse Effect.

(e)                                  The Projections are based on good faith estimates and assumptions made by the management of Holdings, and on the Amendment Effective Date such management believed that the Projections were reasonable and attainable, it being recognized by the Banks, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.  There is no fact known to Holdings or any of its Subsidiaries which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

6.11                        Security Interests.  On and after the Amendment Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral and the collateral covered by the Additional Security Documents may be subject to Permitted Liens relating thereto), in favor of the Collateral Agent.  No filings or recordings are required in order to perfect the Liens created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Amendment Effective Date as contemplated by Section 5.01 or on or after the execution and delivery thereof as contemplated by Sections 7.11, 7.13 and 8.12.

6.12                        Existing Indebtedness.  None of Holdings or any of its Subsidiaries has any Indebtedness that is not permitted by Section 8.04.

6.13                        Transactions.  At the time of consummation thereof, the Transactions shall have been consummated in all material respects in accordance with the terms of the Credit Documents and all applicable laws.  At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transactions have been obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained) except where the failure to obtain, give, file, or take would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transactions.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transactions, or the performance by Holdings and its Subsidiaries of their obligations under the Credit Documents and all applicable laws.

6.14                        Special Purpose Corporation.  Holdings has no significant assets (other than the capital stock of the Borrower, immaterial assets used for the performance of those activities permitted to be performed by Holdings pursuant to Section 8.01(b), and Borrower Subordinated Notes) or liabilities (other than this Agreement and the other Credit Documents, liabilities (if any) under the other Credit Documents, those liabilities permitted to be incurred by Holdings pursuant to Section 8.01(b), Indebtedness permitted to be incurred by Holdings pursuant to Sections 8.04(p) and 8.04(s) and, as and when issued from time to time in accordance with the terms of this Agreement, Permitted Holdings PIK Securities, Permitted Subordinated Indebtedness and Shareholder Subordinated Notes).

6.15                        Compliance with ERISA.

(a)                                 Each Plan is in compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan and a Foreign Pension Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 412, 430, 431, 432, 433, 4971, 4975 or 4980 of the Code or reasonably expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan (other than liabilities of any ERISA Affiliate which could not, by operation of law or otherwise, become a liability of Holdings or any of its

Subsidiaries); no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan; no condition exists which presents a risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, there would be no liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan.

(b)                                 Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan which is funded, determined as of the end of the most recently ended fiscal year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued.

(c)                                  Notwithstanding anything to the contrary contained in this Section 6.15, the representations made in this Section 6.15 shall only be untrue if the aggregate effect of all events, liabilities, deficiencies, proceedings, conditions, liens, obligations, and noncompliance, in each case of the types described above, could reasonably be expected to have a Material Adverse Effect.

6.16                        Capitalization.

(a)                                 As of the Amendment Effective Date, the authorized capital stock of Holdings consists of (i) 50,000,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, the “Holdings Common Stock”) of which 9,695,028 shares were issued and outstanding as of July 30, 2014 and (ii) 5,000,000 shares of preferred stock of which no shares were issued and outstanding as of the Amendment Effective Date; provided that no shares of preferred stock shall be Disqualified Stock.  All outstanding shares have been duly and validly issued, are fully paid and non-assessable.  On the Amendment Effective Date, except as set forth on Schedule 6.16 hereto, Holdings does not have outstanding any additional securities convertible into or exchangeable for its capital stock or outstanding any additional rights to subscribe for or to purchase, or any options for the purchase of, or any additional agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(b)                                 On the Amendment Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of the Borrower consists of 1,000 shares of common stock, $.01 par value per share, all of which shares have been issued and outstanding and owned by Holdings.  All such outstanding shares have been duly and validly issued and are fully paid and nonassessable.  The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

6.17                        Subsidiaries.  On and as of the Amendment Effective Date and after giving effect to the consummation of the Transactions, Holdings has no Subsidiaries other than the Borrower and its Subsidiaries, and the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 6.17.  Schedule 6.17 correctly sets forth, as of the Amendment Effective Date and after giving effect to the Transactions, the percentage ownership (direct and indirect) of Holdings in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of capital stock of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and nonassessable (to the extent applicable) and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

6.18                        Intellectual Property.  Holdings and each of its Subsidiaries owns or holds a valid license to use all the patents, trademarks, permits, service marks, trade names, technology, know-how and formulas or other rights with respect to the foregoing, free from restrictions that are adverse to the use thereof, that are used in the operation of the business of Holdings and each of its Subsidiaries as presently conducted, except in the case of any of the foregoing to the extent not reasonably expected to have a Material Adverse Effect.

6.19                        Compliance with Statutes, etc.  Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with ERISA and all applicable Environmental Laws with respect to any Real Property or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Property or the operations of Holdings or any of its Subsidiaries), except such non-compliance as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.20                        Environmental Matters.

(a)                                 Holdings and each of its Subsidiaries have complied with, and on the date of each Credit Event are in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws.  There are no pending or, to the best knowledge of Holdings and the Borrower, past or threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Real Property owned or operated by Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and the Borrower, on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b)                                 Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Holdings or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate any Environmental Law.  Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by Holdings or any of its Subsidiaries so as to give rise to liability of Holdings or any of its Subsidiaries under Environmental Laws.  There are not now any underground storage tanks located on any Real Property owned or operated by Holdings or any of its Subsidiaries.

(c)                                  Notwithstanding anything to the contrary in this Section 6.20, the representations made in this Section 6.20 shall only be untrue if the aggregate effect of all restrictions, failures, noncompliance, Environmental Claims, Releases and presence of underground storage tanks, in each case of the types described above, would reasonably be expected to have a Material Adverse Effect.

6.21                        Properties.  All Real Property owned or leased by Holdings or any of its Domestic Subsidiaries as of the Amendment Effective Date and after giving effect to the Transactions, and the nature of the interest therein, is correctly set forth in Schedule 6.21.  As of the Amendment Effective Date, there are no improvements on any portion of Mortgaged Property located in an area in the United States specifically identified by the Federal Emergency Management Agency as a Special Flood Hazard Area, except as specifically identified for such Mortgaged Property as such on Schedule 6.21.  Holdings and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it (other than those leasehold interests listed on Part B of Schedule 6.21), including all Real Property reflected in Schedule 6.21 or in the financial statements referred to in Section 6.10(b), free and clear of all Liens, other than Permitted Liens.

6.22                        Labor Relations.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries and (iii) to the best knowledge of Holdings and the Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

6.23                        Tax Returns and Payments.  All Federal, material state and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Holdings and/or any of its Subsidiaries have been timely filed with the appropriate taxing authority.  The Returns accurately reflect all liability for taxes of Holdings and its Subsidiaries, as the case may be, for the periods covered thereby.  Holdings and each of its Subsidiaries have paid all taxes payable by them other than taxes which are not yet due and payable, and other than those contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.  Except as disclosed in the financial statements referred to in Section 6.10(b), there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Holdings and the Borrower, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries.  As of the Amendment Effective Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Neither Holdings nor any of its Subsidiaries have provided, with respect to themselves or property held by them, any consent under Section 341 of the Code.

6.24                        Sanctions/Anti-Corruption Representations.

(a)                                 No Credit Party nor any of its Affiliates is in violation of any Anti-Terrorism Laws or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws or Sanctions.

(b)                                 No Credit Party, any Subsidiary of any Credit Party, nor, to the knowledge of the Credit Parties, any of their Affiliates or any director, officer, employee or agent of any Credit Party or any of its Affiliates is a Person (each such Person, a “Sanctioned Person”) that is, or is owned or controlled by Persons that are:  (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently Cuba, Iran, North Korea, Sudan and Syria.

(c)                                  No Credit Party will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, in each case in violation of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(d)                                 No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 7.                            Affirmative Covenants.  Holdings and the Borrower hereby covenant and agree that on the Effective Date and thereafter until the Obligations have been Fully Satisfied:

7.01                        Information Covenants.  Holdings will furnish to the Administrative Agent (who will promptly thereafter make such information available to the Banks):

(a)                                 Quarterly Financial Statements.  Within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of Holdings that they fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnote disclosure.

(b)                                 Annual Financial Statements.  Within 95 days after the close of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth comparative budgeted figures for such fiscal year and setting forth comparative consolidated figures for the preceding fiscal year, and, in the case of all such financial statements (but excluding such comparative budgeted figures), certified by PriceWaterhouseCoopers LLP or such other independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and cash flows, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention insofar as such Default or Event of Default relates to financial and accounting matters or, if such a Default or Event of Default has come to their attention a statement as to the nature thereof.

(c)                                  Budgets, etc.  Not more than 60 days after the commencement of each fiscal year of the Holdings, budgets of Holdings and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.  Together with each delivery of financial statements pursuant to Section 7.01(a) and (b), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (c) shall be presented.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 7.01(a) and (b), a certificate of the chief financial officer or other Authorized Officer of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether Holdings and its Subsidiaries are in compliance with the provisions of Sections 8.04(d), 8.04(h), 8.05, 8.06, 8.08, and 8.09, as at the end of such fiscal quarter or year, as the case may be.

(e)                                  Notice of Default or Litigation.  Promptly, and in any event within five Business Days (or 10 Business Days in the case of clause (y) below) after any Senior Officer obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto and shall state that such notice is a “notice of default” and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against Holdings or any of its Subsidiaries which is likely to have a Material Adverse Effect, or a material adverse effect on the ability of any Credit Party to perform its respective obligations hereunder or under any other Credit Document.

(f)                                   Auditors’ Reports.  Promptly upon receipt thereof, a copy of each “management letter” submitted to Holdings or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of Holdings or any of its Subsidiaries.

(g)                                  Environmental Matters.  Promptly after obtaining knowledge of any of the following, written notice thereof to the extent such event could reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

(ii)                                  any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (y) would reasonably be anticipated to form the basis of a Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that would reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries where Holdings or any of its Subsidiaries is or is reasonably expected to be responsible for the cost of such action or where the taking of such action would reasonably be expected to interfere with the operations of Holdings or any of its Subsidiaries at such Real Property.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or the Borrower’s response thereto.  In addition, Holdings agrees to provide the Banks with copies of all material written communications by Holdings or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above, as may reasonably be requested by the Administrative Agent or the Required Banks.

(h)                                 Other Information.  Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by Holdings or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as Holdings or any of its Subsidiaries shall generally send to analysts or the holders of their capital stock in their capacity as holders (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Bank may reasonably request from time to time.

7.02                        Books, Records and Inspections.  Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in respect of the Collateral in which complete, true and correct entries in conformity with GAAP and all applicable requirements of law shall be made of all dealings and transactions in relation to the Collateral.  Holdings will, and will cause each of its Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of Holdings or the Borrower, (x) officers and designated representatives of the Administrative Agent or any Bank to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Bank may desire and (y) the Administrative Agent, at the request of the Required Banks, to conduct, at Holdings’ and the Borrower’s expense, an audit of the accounts receivable and/or inventories of the Borrower and its Subsidiaries at such times (but no more frequently than once a year unless an Event of Default has occurred and is continuing) as the Required Banks shall reasonably require.

7.03                        Insurance.  Holdings will, and will cause each of its Subsidiaries to, at all times from and after the Effective Date maintain in full force and effect insurance with reputable and solvent insurance carriers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice.  At any time that insurance at the levels described in Schedule 7.03 is not being maintained by Holdings and its Subsidiaries, Holdings will notify the Banks in writing thereof and, if thereafter notified by the Administrative Agent to do so, Holdings will obtain insurance at such levels to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Administrative Agent.  Holdings will furnish to the Administrative Agent on the Amendment Effective Date and on each date as the Administrative Agent or the Required Banks may reasonably request, a summary of the insurance carried in respect of Holdings and its Subsidiaries and the assets of Holdings and its Subsidiaries together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.  Additionally, if any improvements on any portion of Mortgaged Property is at any time located in an area in the United States specifically identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Holdings will, and will cause each of its Subsidiaries to, to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

7.04                        Payment of Taxes.  Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.03(a) or charge upon any properties of Holdings or any of its Subsidiaries; provided, that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

7.05                        Corporate Franchises.  Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and authority to do business; provided, however, that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

7.06                        Compliance with Statutes, etc.  Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including ERISA and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than such non-compliance as would not have a Material Adverse Effect or a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

7.07                        Compliance with Environmental Laws.  (a) Holdings will pay, and will cause each of its Subsidiaries to pay, all costs and expenses incurred by it in keeping in compliance with all Environmental Laws, and will keep or cause to be kept all Real Properties owned or operated by Holdings or any of its Subsidiaries free and clear of any Liens imposed pursuant to such Environmental Laws; and (b) neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property owned or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, unless the failure to comply with the requirements specified in clause (a) or (b) above, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  If Holdings or any of its Subsidiaries, or any tenant or occupant of any Real Property, cause or permit any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material (except in compliance with applicable Environmental Laws), each of Holdings and the Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so would not be reasonably expected to have a Material Adverse Effect; provided, that neither Holdings nor any of its Subsidiaries shall be required to comply with any such order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.

7.08                        ERISA.  As soon as possible and, in any event, within 10 days after Holdings or any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events to the extent that one or more of such events is reasonably likely to result in a material liability to Holdings or any Subsidiary of Holdings, Holdings will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of Holdings setting forth details as to such occurrence and the action, if any, which Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred, that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or

.68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430, 431, 432 or 433 of the Code with respect to a Plan; that a contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 412, 430, 431, 432, 433, 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; or that Holdings or any Subsidiary of Holdings has or may incur any liability under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).  At the request of any Bank, Holdings will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Department of Labor.  In addition, at the request of any Bank, copies of annual reports and any notices received by Holdings or any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to such Bank no later than 10 days after the date of any such request.

7.09                        Good Repair.  Holdings will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, ordinary wear and tear and damage by casualty excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

7.10                        End of Fiscal Years; Fiscal Quarters.  Holdings will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on September 30 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a fiscal year ending on September 30; provided, that, to the extent permitted by GAAP, Holdings will have twelve months from the date of acquisition of any Subsidiary to cause such Subsidiary to comply with the requirements of this Section 7.10, so long as the financial statements delivered pursuant to Section 7.01(a) and Section 7.01(b) include such Subsidiary.

7.11                        Additional Security; Further Assurances; Exceptions.

(a)                                 Holdings will, and will cause each of its Subsidiaries (except as otherwise provided in (i) Section 7.13 with respect to Foreign Subsidiaries, (ii) clause (iii) of Section 8.12 with respect to Controlled Subsidiaries and (iii) Section 8.15) to, execute a counterpart of the Subsidiary Guaranty and grant to the Collateral Agent Liens in such assets and properties of Holdings and its Subsidiaries as are not covered by the Security Documents (other than those expressly excluded from the Liens created by the respective Security Documents and any hereafter acquired parcel of fee-owned Real Property with a purchase price (or if there is not a purchase price for the property available, the fair market value of such property) less than $3,000,000 at the time of acquisition thereof provided that the aggregate sum of the purchase price paid (and any fair market value of any property acquired without a purchase price being available) for all fee-owned Real Property acquired after the Effective Date excluded from the Liens created by the Security Documents shall not exceed $12,000,000 at any time), and as may be requested from time to time by the Administrative Agent or the Required Banks (collectively, the “Additional Security Documents”).  All such Liens shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Holdings and the Borrower agree that each action required above by this Section 7.11 shall be completed as soon as possible, but in no event later than the earlier of (i) 90 days after such action is either requested to be taken by the Administrative Agent or the Required Banks and (ii) the date by which such action is required to be taken by Holdings and its Subsidiaries pursuant to the terms of clauses (c) or (d) of this Section 7.11.

(b)                                 Holdings will, and will cause each of its Subsidiaries to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, Holdings shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, flood hazard determination certificates, and, if applicable, flood insurance notices and evidence of flood insurance in compliance with Flood Insurance Laws, and other related documents as may be reasonably requested by the Administrative Agent to assure themselves that this Section 7.11 has been complied with.

(c)                                  If the Administrative Agent or the Required Banks determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of Holdings and its Subsidiaries constituting Collateral, upon the written request of the Administrative Agent or the Required Banks, the Borrower shall provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989 and which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 Notwithstanding clauses (a) and (b) of this Section 7.11, so long as no Default or Event of Default exists, neither Holdings nor any Subsidiary shall be required to (x) file any Security Document which grants the Collateral Agent a Lien on any copyright, patent or trademark of Holdings or such Subsidiary with the United States Patent and Trademark Office, the United States Copyright Office or any intellectual property filing office located outside of the United States of America, and (y) grant a lien on that certain real property located in Tulsa, Oklahoma on which Collateral Agent has released its Mortgage as of the Amendment Effective Date.  Upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent may require that any Credit Party file Security Documents granting the Collateral Agent a Lien on any copyright, patent or trademark of such Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or intellectual property office located outside the United States of America, and grant a lien on such real property located in Tulsa, Oklahoma.

7.12                        Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent, solely for purposes of this Section 7.12, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Bank, the transfer of the Revolving Loan Commitments of such Bank and the rights to the principal of, and interest on, any Revolving Loan made pursuant to such Revolving Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitments and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Revolving Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Revolving Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 7.12.

7.13                        Foreign Subsidiaries Security.  If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent and the Required Banks does not within 30 days after a request from the Administrative Agent or the Required Banks deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to the Security Agreement that (i) a pledge (x) of

65% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (y) of any unsecured promissory note issued by such Foreign Subsidiary to Holdings or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty, in any such case could reasonably be expected to cause (I) the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or (II) other material adverse federal income tax consequences to the Credit Parties, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Security Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement (or another agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting the Secured Creditors a Lien in all of such Foreign Subsidiary’s assets and securing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiary Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into such Security Agreement or Subsidiary Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 7.13 to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks; provided that the provisions of this Section 7.13 shall not apply if the combined assets of the Foreign Subsidiaries are less than 10.0% of the total consolidated assets of Holdings and its Subsidiaries as determined in accordance with GAAP; provided further that the Administrative Agent may, in its reasonable discretion elect not to perfect in any assets of any Foreign Subsidiary if the Administrative Agent determines that it is not feasible or economical to attain any such perfection according to the laws of the applicable foreign jurisdiction.

7.14                        Contributions; Payments.  Holdings will contribute as an equity contribution to the capital of a Credit Party (other than Holdings) promptly upon its receipt thereof, any cash proceeds (net of reasonable costs associated with such sale or issuance) received by Holdings from any sale or issuance of its preferred or common equity or any cash capital contributions received by Holdings, provided that (i) to the extent permitted by Section 8.05(r), Holdings may lend such proceeds to the Borrower through Borrower Subordinated Loans and (ii) Holdings may retain such proceeds for a period not exceeding three (3) Business Days to the extent such proceeds have been specifically allocated for use by Holdings in connection with any transaction permitted to be consummated by Holdings hereunder and Holdings may use such proceeds within such three (3) Business Day period for such allocated use.

7.15                        Margin Regulations.  Holdings will take all actions so that at all times the aggregate cash consideration paid for all Margin Stock owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) shall not exceed the amount permitted to be held pursuant to Section 8.05(w).  So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by Holdings and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document.  Without excusing any violation of the first sentence of this Section 7.15, if at any time the aggregate cash consideration paid for all Margin Stock owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) exceeds the amount permitted to be held pursuant to Section 8.05(w), then (x) all Margin Stock owned by the Credit Parties (other than capital stock of Holdings held in treasury) shall be pledged, and delivered for pledge, pursuant to the Security Agreement and (y) Holdings will execute and deliver to the Banks appropriate completed forms (including Forms G-3 and U-1 (or their successors), as appropriate) establishing compliance with Regulations T, U and X.  If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

7.16                        Landlord Subordination Agreements.  Each Credit Party shall use commercially reasonable efforts to deliver an executed landlord subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent, for each leased location of such Credit Party within the United States of America; provided, however, no Credit Party shall be required to deliver a landlord subordination agreement for any such leased location where the value of the inventory of the Credit Parties at such leased location is less than five percent (5%) of the total value of all inventory owned by the Credit Parties so long as the aggregate value of the inventory of the Credit Parties located at all leased premises within the United States of America for which no landlord subordination agreement has been delivered to the Administrative Agent does not exceed twenty percent (20%) of the total value of all inventory of the Credit Parties.  For purposes of this Section 7.16, the value of inventory shall be the lower of the cost or the fair market value of such inventory.

SECTION 8.                            Negative Covenants.  Holdings and the Borrower hereby covenant and agree that as of the Effective Date and thereafter until the Obligations are Fully Satisfied:

8.01                        Changes in Business.

(a)                                 Holdings and its Subsidiaries will not engage in any business other than the sourcing, cultivation, manufacture, processing, marketing, distribution and sale of products or services associated with or in the healthy lifestyles and/or nutrition and/or vitamin, mineral and supplements and/or natural products industry, and supportive, complementary, and similar or related or supportive activities and businesses (including publishing, technology and educational services and products), it being understood that the businesses in which Holdings and its Subsidiaries are engaged as of the Amendment Effective Date are expressly permitted under this Section 8.01.

(b)                                 Notwithstanding the foregoing, Holdings will engage in no business other than (i) its ownership of the capital stock of the Borrower, the capital stock of any Acquisition Subsidiary (subject to the provisions of Section 8.12), those obligations of officers and employees of Holdings and its Subsidiaries to the extent permitted by Section 8.05(e) and Borrower Subordinated Notes, (ii) having those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party, (iii) the issuance of Permitted Subordinated Indebtedness, Permitted Holdings PIK Securities, shares of Holdings Common Stock, shares of preferred stock (other than Disqualified Stock) and options and warrants to purchase Holdings Common Stock in each case to the extent permitted hereunder and not giving rise to a Change of Control Event and (iv) activities associated with expenses paid with dividends made by the Borrower pursuant to Sections 8.06(iii) and (iv).  Notwithstanding the foregoing, Holdings may engage in those activities that are expressly permitted by the terms of this Agreement and those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing activities and (C) the entering into, and performing its obligations under, this Agreement and the other Credit Documents to which it is a party.

8.02                        Consolidation, Merger, Sale or Purchase of Assets, etc.  Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory in the ordinary course of business through distribution arrangements, vendor financial service programs, consignment or otherwise), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of, or any line of business or division of, any Person, or any assets of another Person that constitute a business unit, except that the following shall be permitted:

(a)                                 the Borrower and its Subsidiaries may lease as lessee or lessor or license as licensee or licensor real or personal property in the ordinary course of business and otherwise in compliance with this Agreement, so long as any such lease or license by the Borrower or any of its Subsidiaries in its capacity as lessor or licensor, as the case may be, does not prohibit the granting of a Lien by the Borrower or any of its Subsidiaries to the extent required pursuant to the Mortgage in the real property covered by such lease or pursuant to the Security Agreement in the personal property covered by such lease or license, as the case may be;

(b)                                 Capital Expenditures by the Borrower and its Subsidiaries;

(c)                                  the advances, investments and loans permitted pursuant to Section 8.05;

(d)                                 the Borrower and its Subsidiaries may sell or discount, in each case without recourse, accounts receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(e)                                  the Borrower and its Subsidiaries may sell or exchange equipment in the ordinary course of business other than equipment constituting fixtures located on any Mortgaged Property;

(f)                                   the Borrower and its Subsidiaries may, in the ordinary course of business, license as licensee or licensor patents, trademarks, copyrights and know-how to or from third Persons and to one another so long as, with respect to any Credit Party, any such license by such Credit Party in its capacity as licensor is permitted to be assigned pursuant to the Security Agreement and does not otherwise prohibit the granting of a Lien by such Credit Party pursuant to the Security Agreement in the intellectual property covered by such license;

(g)                                  any Foreign Subsidiary may be merged with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary so long as (i) such Wholly-Owned Foreign Subsidiary is the surviving Person of any such merger, dissolution or liquidation and (ii) in each case all of the non-voting capital stock and at least 65% of the total combined voting power of all classes of voting capital stock of all first-tier Foreign Subsidiaries are pledged pursuant to the Security Agreement;

(h)                                 the assets of any Foreign Subsidiary may be transferred to the Borrower or any of its Wholly-Owned Domestic Subsidiaries, and any Foreign Subsidiary may be merged with and into, or be dissolved or liquidated into, the Borrower or any of its Wholly-Owned Domestic Subsidiaries so long as the Borrower or such Wholly-Owned Domestic Subsidiary is the surviving Person of any such merger, dissolution or liquidation;

(i)                                     the Borrower or any of its Wholly-Owned Domestic Subsidiaries may transfer to one or more Wholly-Owned Foreign Subsidiaries those assets theretofore transferred to the Borrower or such Wholly-Owned Domestic Subsidiary by a Foreign Subsidiary (whether by merger, liquidation, dissolution or otherwise) pursuant to clause (h) of this Section 8.02;

(j)                                    the Borrower and its Subsidiaries may sell or otherwise transfer inventory to their respective Subsidiaries for resale by such Subsidiaries, and Subsidiaries of the Borrower may sell or otherwise transfer inventory to the Borrower for resale by the Borrower so long as the Lien granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement in the inventory so transferred (or the proceeds thereof, in the case of a transfer to a Foreign Subsidiary) shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(k)                                 Holdings and the Borrower may contribute cash in the ordinary course of business to one or more Wholly-Owned Subsidiaries of the Borrower which are Domestic Subsidiaries formed in accordance with Section 8.12;

(l)                                     so long as no Default or Event of Default exists and is continuing, the Borrower and its Domestic Subsidiaries may transfer assets (other than inventory) to

Wholly-Owned Foreign Subsidiaries so long as the aggregate fair market value of all such assets so transferred (determined in good faith by the Board of Directors or senior management of the Borrower) to all such Foreign Subsidiaries, when added to (x) the aggregate outstanding principal amount of Intercompany Loans made to Foreign Subsidiaries under Section 8.05(g) and (y) the aggregate amount of contributions, capitalizations and forgiveness theretofore made pursuant to Section 8.05(l) since the Amendment Effective Date, does not exceed $25,000,000;

(m)                             so long as no Default or Event of Default exists and is continuing, assets of the Borrower and its Domestic Subsidiaries constituting non-U.S. operations may be transferred to Wholly-Owned Foreign Subsidiaries of the Borrower;

(n)                                 so long as no Default or Event of Default exists or would result therefrom, each of the Borrower and its Subsidiaries may sell assets, other than accounts (as defined in the UCC), the Mortgaged Property, and Intellectual Property, at the fair market value (as determined in good faith by the Board of Directors or senior management of the Borrower);

(o)                                 so long as no Default or Event of Default then exists or would result therefrom, any Acquisition Subsidiary, the Borrower and its Subsidiaries may acquire (y) assets or capital stock of any Person as permitted by Section 8.05 or (z) all or substantially all of the assets or capital stock of, or any line of business or division of, any Person, or the assets of another Person that constitute a business unit (any such acquisition permitted by this subclause (z), a “Permitted Acquisition”), provided, that (i) such Person (or the assets so acquired) was, immediately prior to such acquisition, engaged (or used) primarily in the businesses permitted pursuant to Section 8.01(a), (ii) if such acquisition is structured as a stock acquisition, the provisions of Section 8.12 have been complied with in respect of such Person if (A) the Person so acquired becomes a Wholly-Owned Subsidiary of the Borrower or a Controlled Subsidiary of the Borrower or (B) such Person is merged with and into the Borrower or a Wholly-Owned Subsidiary or a Controlled Subsidiary of the Borrower (with the Borrower, such Wholly-Owned Subsidiary or such Controlled Subsidiary being the surviving Person of such merger), (iii) any Liens or Indebtedness assumed or issued in connection with such acquisition are otherwise permitted under Section 8.03 or 8.04, as the case may be, (iv) the only consideration paid in connection with such Permitted Acquisition consists of cash (including cash constituting the proceeds of Revolving Loans hereunder), Holdings Common Stock (valued based on the then current trading price for such Holdings Common Stock), Permitted Subordinated Indebtedness, Permitted Holdings PIK Securities (valued at the aggregate liquidation preference thereof in the case of preferred stock and the aggregate face amount thereof in the case of indebtedness) and/or additional Indebtedness assumed or incurred pursuant to Section 8.04(j) or 8.04(s), (v) the aggregate amount of cash consideration paid and Indebtedness assumed or incurred pursuant to Section 8.04(j) and/or 8.04(s) (including any such consideration paid in respect of Investments previously made in such entity pursuant to Section 8.05) in connection with any such Permitted Acquisition (or series of related Permitted Acquisitions) occurring after the Amendment Effective Date shall not exceed $50,000,000 plus the then applicable Equity Proceeds Amount, (vi) in the case of any such Permitted Acquisition (or series of related Permitted Acquisitions) occurring after the Amendment Effective Date involving an aggregate amount of cash consideration paid and Indebtedness assumed or incurred pursuant to Sections 8.04(j), 8.04(q) or 8.04(s) in excess of $50,000,000 (plus, as of any date, the then applicable Equity Proceeds Amount as of such date), prior written consent of the Required Banks to the consummation thereof shall have been obtained and (vii) in the case of any Permitted Acquisition involving an expenditure (with the consideration valued as set forth in clause (iv) above) in excess of $20,000,000, the Borrower shall, on or prior to the date of closing of such Permitted Acquisition, provide to the Administrative Agent a certificate, which shall certify calculations showing, in reasonable detail, that on a pro forma basis, immediately after giving effect to such Permitted Acquisition, the Borrower would have been in compliance with Sections 8.08 and 8.09 of this Agreement for the most recently ended Test Period;

(p)                                 any Domestic Subsidiary of the Borrower may transfer assets (other than inventory) to the Borrower or to any other Wholly-Owned Domestic Subsidiary of the Borrower so long as the Liens granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(q)                                 any Wholly-Owned Domestic Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower so long as (i) the Borrower is the surviving Person of such merger, dissolution or liquidation and (ii) the Liens granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Wholly-Owned Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger);

(r)                                    any Domestic Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, any other Wholly-Owned Domestic Subsidiary of the Borrower so long as (i) such Wholly-Owned Domestic Subsidiary of the Borrower is the surviving Person of such merger, dissolution or liquidation and (ii) the Liens granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(s)                                   the Borrower and its Subsidiaries may, in the ordinary course of business, sell, transfer or otherwise dispose of assets (including Intellectual Property but specifically excluding Mortgaged Property) which, in the reasonable judgment of the Borrower or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of its business;

(t)                                    the Borrower and its Subsidiaries may, in the ordinary course of business, engage in vehicle sale-leaseback transactions so long as the aggregate book value of all vehicles disposed of under such sale-leaseback transactions since the Amendment Effective Date does not exceed $2,000,000;

(u)                                 the Borrower and its Subsidiaries may affect any sale of Real Property (other than the Mortgaged Property) at any time no Event of Default exists or would exist after giving effect to such sale;

(v)                                 the Borrower and its Subsidiaries may affect any sale of the Designated Mortgaged Property if (i) no Event of Default exists or would exist after giving effect to such sale, (ii) the sale is for fair market value (as determined in good faith by the Board of Directors or senior management of the Borrower) and for 100% cash consideration, and (iii) the Borrower repays the outstanding principal amount of the Loans with the Net Proceeds of such sale within three (3) Business Days of the Borrower’s or its Subsidiary’s receipt of such Net Proceeds; and

(w)                               the Borrower and its Subsidiaries may affect any sale of Intellectual Property not otherwise permitted to be disposed of under clause (s) hereof if (i) no Event of Default exists or would exist after giving effect to such sale, (ii) the sale is for fair market value (as determined in good faith by the Board of Directors or senior management of the Borrower) and for 100% cash consideration, and (iii) the Borrower repays the outstanding principal amount of the Loans in an amount equal to the Net Proceeds of such sale within three (3) Business Days of the Borrower’s or its Subsidiary’s receipt of such Net Proceeds.

To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section 8.02 (other than any sale or disposition to a Credit Party), such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

8.03                        Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, except for the following (collectively, the “Permitted Liens”):

(a)                                 inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)                                 Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)                                  Liens created by or pursuant to this Agreement and the Security Documents;

(d)                                 Liens in existence on the Amendment Effective Date which are listed, and the property subject thereto described, in Schedule 8.03, without giving effect to any extensions or renewals thereof;

(e)                                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.01(i);

(f)                                   Liens on cash and Cash Equivalents incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and Liens to secure the performance of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices encumbering only such Real Property and the equipment and fixtures located thereon;

(g)                                  licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h)                                 easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i)                                     Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

(j)                                    any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement and any Lien on cash and Cash Equivalents of Holdings or any of its Subsidiaries to secure obligations of Holdings or any of its Subsidiaries, as a lessee, under a lease permitted by this Agreement;

(k)                                 Permitted Encumbrances;

(l)                                     Liens arising pursuant to purchase money mortgages, Capital Leases or Liens securing Indebtedness representing the purchase price (or financing of the purchase price within 120 days after the respective purchase) of assets acquired after the Effective

Date, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 70%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(d);

(m)                             Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(j), and (ii) such Liens are not incurred in contemplation of such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(n)                                 Liens securing Indebtedness permitted pursuant to, and subject to the limitations set forth in, Section 8.04(h), so long as any such Lien attaches only to (i) the assets of the respective Foreign Subsidiary which is the obligor under such Indebtedness or (ii) cash and Cash Equivalents of the Credit Parties provided that the aggregate amount of all cash collateral subject to such Liens does not exceed $2,000,000 at any time;

(o)                                 Liens on Real Property of the Borrower, Holdings, and their Subsidiaries, and any proceeds from the sale thereof and products thereof, which secure Indebtedness permitted pursuant Sections 8.04(p) or 8.04(r) of this Agreement so long as any such Lien attaches only to Real Property that is/was the subject of a Real Property financing arrangement permitted by Section 8.04(r) of this Agreement.

(p)                                 additional Liens incurred by the Borrower and its Subsidiaries so long as the market value of the property subject to such Liens does not exceed $3,000,000; and

(q)                                 any right of set-off of any third Person in respect of obligations owing pursuant to any letter of credit issued by such Person pursuant to Section 8.04(o).

8.04                        Indebtedness.  Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                                 [Intentionally Omitted];

(c)                                  Indebtedness under Interest Rate Protection Agreements entered into to protect the Borrower against fluctuations in interest rates in respect of the Obligations;

(d)                                 Capitalized Lease Obligations and Indebtedness of the Borrower and its Subsidiaries incurred pursuant to purchase money Liens, provided, that the sum of (i) the aggregate Capitalized Lease Obligations plus (ii) the aggregate principal amount of such purchase money Indebtedness outstanding at any time shall not exceed $5,000,000;

(e)                                  Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(g);

(f)                                   Indebtedness of Holdings under the Shareholder Subordinated Notes;

(g)                                  Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values in connection with the Borrower’s or any of its Subsidiaries’ operations so long as management of the Borrower or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

(h)                                 Indebtedness (x) of Foreign Subsidiaries under lines of credit extended by third Persons to any such Foreign Subsidiary the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all Foreign Subsidiaries shall not exceed $10,000,000 (the “Foreign Subsidiary Working Capital Indebtedness”), and (y) consisting of guaranties or similar credit support by the Borrower or any Foreign Subsidiary of any such Foreign Subsidiary Working Capital Indebtedness (including Letters of Credit issued for the account of the Borrower or any such Foreign Subsidiary in favor of lenders in respect of any such Foreign Subsidiary Working Capital Indebtedness);

(i)                                     Indebtedness of Foreign Subsidiaries to the Borrower and its Domestic Subsidiaries as a result of any investment made pursuant to Section 8.05(o);

(j)                                    Indebtedness of (i) a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (A) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition and (B) such Indebtedness does not constitute debt for borrowed money (other than debt for borrowed money incurred in connection with industrial revenue or industrial development bond financings), it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (B), and (ii) the Borrower or a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that, in either case, after giving effect to such Indebtedness, the Borrower is in compliance with the covenants set forth in Sections 8.08 and 8.09;

(k)                                 Indebtedness consisting of guaranties (x) by the Borrower of Indebtedness, leases and other obligations permitted to be incurred by Domestic Wholly-Owned Subsidiaries, (y) by Domestic Subsidiaries of Indebtedness, leases and other obligations permitted to be incurred by the Borrower or other Domestic Wholly-Owned Subsidiaries and (z) by Foreign Subsidiaries of Indebtedness, leases and other obligations permitted to be incurred by other Foreign Wholly-Owned Subsidiaries;

(l)                                     Indebtedness of the Borrower constituting Borrower Subordinated Loans to the extent permitted by Section 8.05(r);

(m)                             Indebtedness of Holdings incurred under Permitted Holdings PIK Securities issued as consideration in connection with a Permitted Acquisition, provided that the aggregate outstanding principal amount of Permitted Holdings PIK Securities constituting Indebtedness shall not exceed $25,000,000 plus the amount of interest on such Permitted Holdings PIK Securities paid in kind or through accretion;

(n)                                 Indebtedness consisting of take-or-pay supply agreements entered into by the Borrower and its Subsidiaries in the ordinary course of business, so long as the aggregate obligations thereunder do not exceed $4,000,000 at any time;

(o)                                 Indebtedness of the Borrower and the Borrower’s Domestic Subsidiaries incurred as an account party in respect of unsecured (other than with respect to rights of set-off) letters of credit issued by third Persons, provided that the aggregate amount available to be drawn under all letters of credit permitted under this clause (o) shall not exceed $500,000 at any time (regardless of whether any conditions for drawing could then be met);

(p)                                 Indebtedness of Holdings or the Borrower incurred under any “synthetic lease” or sale-leaseback agreements made on prevailing market terms in connection with a sale of Real Property permitted pursuant to Section 8.02(u) so long as such Indebtedness is not secured by any asset other than the Real Property which is the subject thereof;

(q)                                 Indebtedness of Holdings or the Borrower incurred under Permitted Subordinated Indebtedness, not exceeding $25,000,000 in aggregate principal amount at any time outstanding;

(r)                                    Indebtedness of the Borrower and its Subsidiaries incurred in respect of financing arrangements relating to Real Property (other than the Mortgaged Property) of the Borrower or its Subsidiaries, provided that (i) such Indebtedness is not guaranteed or otherwise recourse to any other Person other than the primary obligor thereunder in respect thereof, and (ii) such Indebtedness is not secured by any asset other than the respective Real Property which is the subject of such financing arrangement; and

(s)                                   additional Indebtedness of Holdings, the Borrower and the Borrower’s Domestic Subsidiaries not otherwise permitted hereunder not exceeding $15,000,000 in aggregate principal amount at any time outstanding.

8.05                        Advances, Investments and Loans.  Holdings will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash, Cash Equivalents or Foreign Cash Equivalents, except:

(a)                                 Holdings and its Subsidiaries may invest in cash and Cash Equivalents;

(b)                                 the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(c)                                  the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)                                 Interest Rate Protection Agreements entered into in compliance with Section 8.04(c);

(e)                                  Holdings and its Subsidiaries may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings capital stock so long as the aggregate amount of cash paid by Holdings or any of its Subsidiaries in connection with the acquisition of any such obligations does not exceed $500,000;

(f)                                   deposits made in the ordinary course of business consistent with past practices to secure the performance of leases;

(g)                                  the Borrower may make intercompany loans and advances to any of its Subsidiaries (other than ANCI) and any Subsidiary of the Borrower may make intercompany loans and advances to the Borrower or any other Subsidiary of the Borrower (collectively, “Intercompany Loans”), provided, that (w) at no time shall the aggregate outstanding principal amount of Intercompany Loans made pursuant to this clause (g) by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries, when added to the sum of (i) the aggregate fair market value of all assets transferred to Wholly-Owned Foreign Subsidiaries pursuant to Section 8.02(l) since the Amendment Effective Date and (ii) the amount of contributions, capitalizations and forgiveness theretofore made pursuant to Section 8.05(l) since the Amendment Effective Date, exceed $25,000,000 (determined without regard to any write-downs or write-offs of such loans and advances), (x) each Intercompany Loan, regardless of amount, made by a Foreign Subsidiary to the Borrower or a Domestic Subsidiary shall be subordinated to the Obligations on the terms set forth in the subordination provisions set forth on Exhibit E, (y) each Intercompany Loan to a Subsidiary in the original principal amount of $1,000,000 or more shall be evidenced by an Intercompany Note executed by such Subsidiary; provided that the aggregate principal amount of all Intercompany Loans which are not evidenced by an Intercompany Note shall not at any time exceed $2,000,000, and (z) each such Intercompany Note (other than Intercompany Notes evidencing loans made by Foreign Subsidiaries) shall be pledged to the Collateral Agent pursuant to the Security Agreement;

(h)           loans and advances by the Borrower and its Subsidiaries to employees of Holdings and its Subsidiaries for moving and travel expenses and other similar expenses, including real estate purchases, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $1,500,000 at any time (determined without regard to any write-down or write-offs of such loans and advances) outstanding;

(i)            Holdings may make equity contributions to the capital of any Acquisition Subsidiary in connection with any proposed Permitted Acquisition and to the capital of the Borrower;

(j)            Foreign Subsidiaries may invest in Foreign Cash Equivalents;

(k)           Other Hedging Agreements may be entered into in compliance with Section 8.04(g);

(l)            so long as no Default or Event of Default exists and is continuing, the Borrower and its Domestic Subsidiaries may make cash capital contributions to Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Foreign Subsidiary and outstanding under clause (g) of this Section 8.05, provided that the aggregate amount of such contributions, capitalizations and forgiveness made pursuant to this clause (l) after the Amendment Effective Date, when added to the sum of (i) the aggregate fair market value of all assets transferred to Wholly-Owned Foreign Subsidiaries pursuant to Section 8.02(l) after the Amendment Effective Date and (ii) the aggregate outstanding principal amount of Intercompany Loans made to Foreign Subsidiaries under Section 8.05(g) (determined without regard to any write-downs or write-offs thereof) shall not exceed an amount equal to $25,000,000;

(m)          Permitted Acquisitions;

(n)           the Borrower and its Subsidiaries may make investments in their respective Subsidiaries in connection with the transfers of those assets permitted to be transferred pursuant to Sections 8.02(h), (i) and (j), it being understood that the Borrower and its Subsidiaries may convert any investment initially made as an equity investment to intercompany Indebtedness held by the Borrower or such Subsidiary;

(o)           the Borrower and its Domestic Subsidiaries may make and hold investments in their respective Foreign Subsidiaries to the extent that such investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Domestic Subsidiary to such Foreign Subsidiaries for resale by such Foreign Subsidiaries (including any such investments resulting from the extension of the payment terms with respect to such sales);

(p)           the Borrower and its Subsidiaries may capitalize one or more foreign sales corporations (or similar entities) created in accordance with Section 8.12 with cash contributions; provided that the aggregate amount of cash contributions made to all such foreign sales corporations (or similar entities) since the Effective Date shall not exceed $300,000;

(q)           the Borrower and its Subsidiaries may make transfers of assets to their respective Subsidiaries in accordance with Section 8.02(h), (i), (j), (k), (l), (m) and (p);

(r)            Holdings may make intercompany loans to the Borrower on a subordinated basis (collectively, “Borrower Subordinated Loans”) so long as all such Borrower Subordinated Loans are evidenced by a Borrower Subordinated Note and the funds used to make such Borrower Subordinated Loans consist of the Net Proceeds received by Holdings from equity issuances by or capital contributions to Holdings;

(s)            advances, loans and investments in existence on the Amendment Effective Date and listed on Schedule 8.05, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Amendment Effective Date);

(t)            the Borrower and its Subsidiaries may acquire and hold debt and/or equity securities as consideration for a sale of assets pursuant to Section 8.02 (n), (s) or (u), to the extent permitted by any such Section;

(u)           the Borrower and its Subsidiaries may make additional investments in Permitted Joint Ventures (as additional capital contributions or in exchange for securities issued by such Permitted Joint Ventures), so long as the aggregate additional investments in Permitted Joint Ventures made after the Amendment Effective Date do not exceed $10,000,000 at any time outstanding;

(v)           Holdings may repurchase shares of the Holdings Common Stock as and to the extent permitted under Section 8.06; and

(w)          in addition to investments permitted above in this Section 8.05, so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make additional loans, advances and investments to or in a Person so long as the amount of any such loan, advance or investment (at the time of the making thereof) does not exceed an amount equal to $20,000,000 (determined without regard to any write-downs or write-offs thereof and net of cash repayments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments); provided that, any investment made pursuant to this Section 8.05(w) constituting Margin Stock shall be made in an entity engaged in a business permitted pursuant to Section 8.01(a).

8.06        Dividends, etc.  Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of Holdings or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or- indirectly, for a consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and Holdings will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of Holdings or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing “Dividends”), except that:

(i)            any Subsidiary of Borrower may pay Dividends to its stockholders or holders of ownership interests provided that (A) the aggregate dollar amount of Dividends paid to Persons other than the Borrower or any Wholly-Owned Subsidiary of Borrower since the Amendment Effective Date shall not exceed $5,000,000 at any time and (B) no Dividends shall be paid to Persons other than the Borrower or any Wholly-Owned Subsidiary of Borrower if a Default or Event of Default then exists or would result from the paying of such Dividends;

(ii)           (a) Holdings may redeem or purchase shares of Holdings Common Stock or options to purchase Holdings Common Stock, held by former employees of Holdings or any of its Subsidiaries following the termination of their employment or their death or disability, provided that (w) the only consideration paid by Holdings in respect of such redemptions and/or purchases shall be cash and Shareholder Subordinated Notes, (x) the sum of (A) the aggregate amount paid by Holdings in cash in respect of all such redemptions and/or purchases plus (B) the aggregate amount of all principal and interest payments made on Shareholder Subordinated Notes after the Amendment Effective Date, shall not exceed $10,000,000, provided that such amount shall be increased by an amount equal to the proceeds received by Holdings after the Amendment Effective Date from the sale or issuance of Holdings Common Stock to management of Holdings or any of its Subsidiaries since the Amendment Effective Date and (y) at the time of any cash payment permitted to be made pursuant to this Section 8.06(ii), no Default or Event of Default shall then exist or result therefrom; and (b) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as Holdings promptly uses such proceeds for the purposes described in clause (iii)(a) of this Section 8.06;

(iii)          the Borrower or any Subsidiary of Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to (x) pay operating expenses in the ordinary course of business (including professional fees and expenses) and other similar corporate overhead costs and expenses or (y) pay salaries or other compensation of employees who perform services for Holdings and the Borrower or any Subsidiary of Borrower;

(iv)          the Borrower may pay cash Dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes, provided that (x) the amount of cash Dividends paid pursuant to this clause (v) to enable Holdings to pay federal income taxes at any time shall not exceed the lesser of (A) the amount of such federal income taxes owing by Holdings at such time for the respective period and (B) the amount of such federal income taxes that would be owing by the Borrower and its Subsidiaries on a consolidated basis for such period if determined without regard to Holdings’ ownership of the Borrower and (y) any refunds shall promptly be returned by Holdings to the Borrower;

(v)           Holdings may pay regularly scheduled Dividends on the Permitted Holdings PIK Securities (to the extent issued as preferred stock) pursuant to the terms thereof solely through the issuance of additional shares of such Permitted Holdings PIK Securities, provided that in lieu of issuing additional shares of such Permitted Holdings PIK Securities as Dividends, Holdings may increase the liquidation preference of the shares of Permitted Holdings PIK Securities in respect of which such Dividends have accrued;

(vi)          (a) Holdings may pay cash Dividends and may redeem or purchase shares of Holdings Common Stock, options to purchase Holdings Common Stock or Holdings preferred stock, in addition to those permitted above in this Section 8.06, in an aggregate amount not to exceed the sum of (y) $20,000,000, plus (z) the then applicable Cumulative Consolidated Net Income Amount, so long as in each such case no Default or Event of Default then exists or would result therefrom, and (b) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as the cash proceeds thereof are promptly used by Holdings for the purpose described in clause (vi)(a) of this Section 8.06, provided that in no event may more than half of the Cumulative Consolidated Net Income Amount be used to pay cash Dividends to shareholders of Holdings other than in the form of Holdings Common Stock repurchases and cash payments owing in respect of Shareholder Subordinated Notes issued pursuant to Section 8.06(iii)(a); and

(vii)         Holdings may declare and pay Dividends in an aggregate amount not to exceed $10,000,000 in any fiscal year (and the Borrower may pay cash Dividends to Holdings so long as the cash proceeds thereof are promptly used by Holdings for the purpose described in this clause (vii) of this Section 8.06), provided that no Default or Event of Default shall then exist or result therefrom.

8.07        Transactions with Affiliates.  Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined in good faith by the senior management or Board of Directors of Holdings); provided, that the following shall in any event be permitted:  (i)  transactions permitted pursuant to Sections 8.02(j), 8.02(l), 8.02(p) and 8.05(e); (ii) compensation of officers and employees in the ordinary course of business and payment of customary fees to non-officer directors of Holdings and /its Subsidiaries; (iii) transactions between and among Holdings, the Borrower, and any of their respective Subsidiaries who are Guarantors; and (iv) transactions between and among Subsidiaries of Holdings and the Borrower who are not Guarantors.

8.08        Leverage Ratio.  The Borrower will not permit the Leverage Ratio on the last day of any Test Period to be more than 3.00:1.00.

8.09        Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.15:1.00.

8.10        Modifications of Organizational Documents and Certain Other Agreements; Issuance of Capital Stock; etc.  Holdings will not, and will not permit any of its Subsidiaries to:

(a)           amend, modify or change in any way adverse to the interests of the Banks, any management agreement, its Organizational Documents (including by the filing or modification of any certificate of designation), or any agreement entered into by it with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock which would be materially adverse to the interests of the Banks (provided that Holdings may amend its Organizational Document to increase the number of authorized shares of preferred stock to 50,000,000); or

(b)           issue any class of capital stock other than (x) in the case of the Borrower and its Subsidiaries, non-redeemable common stock and (y) in the case of Holdings, (1) issuances of Permitted Holdings PIK Securities to the extent permitted by Section 8.04, and (2) issuances of preferred stock (other than Disqualified Stock) and Holdings Common Stock where, after giving effect to such issuance, no Event of Default will exist under Section 9.01(j) and to the extent the proceeds thereof are applied in accordance with Section 7.14.

8.11        Limitation on Certain Restrictions on Subsidiaries.  Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, (b) make loans or advances to Holdings or any of Holdings’ Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of Holdings’ Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (v) customary provisions restricting the transfer of assets subject to Liens permitted under Sections 8.03(l) and (m) and (vi) any document or instrument evidencing Foreign Subsidiary Working Capital Indebtedness so long as such encumbrance or restriction only applies to the Foreign Subsidiary incurring such Indebtedness.

8.12        Limitation on the Creation of Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; except that (a) Holdings shall be permitted to establish or create Acquisition Subsidiaries provided that Holdings contributes all of its ownership interests in any such Acquisition Subsidiary to the Borrower or a Subsidiary of the Borrower that is a Credit Party by the date that is the earlier to occur of (x) ten (10) days following the consummation of the Permitted Acquisition for which such Acquisition Subsidiary was created or established and (y) ten (10) days following the date on which such Acquisition Subsidiary received or obtained any assets in excess of $10,000 and (b) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to (x) establish or create Subsidiaries as a result of investments made pursuant to Section 8.05 and (y) establish or create

Wholly-Owned Subsidiaries and (z) receive as a contribution from Holdings the ownership interests in an Acquisition Subsidiary (which Acquisition Subsidiary shall then be a Subsidiary of the Borrower or such Subsidiary of the Borrower) so long as, in each case:

(i)            written notice thereof is given to the Administrative Agent as soon as reasonably practicable;

(ii)           the capital stock of such new Subsidiary owned by a Credit Party is pledged pursuant to, and to the extent required by, this Agreement and the Security Agreement and the certificates, if any, representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent;

(iii)          such new Subsidiary (other than a Foreign Subsidiary except to the extent otherwise required pursuant to Section 7.13 and other than a Controlled Subsidiary which (A) was created or acquired in connection with an acquisition permitted under Section 8.05 to the extent the aggregate consideration (including all cash, stock and assumed or incurred Indebtedness) paid in connection with (I) such acquisition does not exceed $5,000,000 and (II) all such acquisitions since the Amendment Effective Date does not exceed $15,000,000 and (B) the Borrower directly or indirectly owns less than eighty percent (80%) of the outstanding and voting equity interests of such Controlled Subsidiary) executes a counterpart of the Subsidiary Guaranty and the Security Agreement; and

(iv)          such new Subsidiary (other than a Foreign Subsidiary except to the extent otherwise required pursuant to Section 7.13 and other than a Controlled Subsidiary which (A) was created or acquired in connection with an acquisition permitted under Section 8.05 to the extent the aggregate consideration (including all cash, stock and assumed or incurred Indebtedness) paid in connection with (I) such acquisition does not exceed $5,000,000 and (II) all such acquisitions made since the Amendment Effective Date does not exceed $15,000,000 and (B) the Borrower directly or indirectly owns less than eighty percent (80%) of the outstanding and voting equity interests of such Controlled Subsidiary) takes all actions required pursuant to Section 7.11 to the extent requested by the Administrative Agent or the Required Banks.

In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 of the Amendment Agreement as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Amendment Effective Date; provided, that, such new Subsidiary shall not be required to execute and deliver any relevant documentation related to Real Property and Intellectual Property unless required under Section 7.11(a) or Section 7.11(d).

Holdings shall liquidate or otherwise dissolve any Acquisition Subsidiary created under the permissions of this Section 8.12 promptly upon Holdings having knowledge that the proposed Permitted Acquisition for which such Acquisition Subsidiary was created or established will not be consummated.

8.13        Limitation on Order Dog.  Notwithstanding anything contained in this Agreement, none of OD, LLC, OD, Inc. or Order Dog, Inc. (each a “Restricted Entity”) shall (a) acquire all or substantially all of the capital stock of, or other ownership in, any Person (other than the acquisition of capital stock of Order Dog, Inc.), (b) acquire all or substantially all of the assets of any Person, or (c) create, form or acquire any Subsidiary, unless and until such Restricted Entity is a direct or indirect Subsidiary of the Borrower without regard to the last sentence of the definition of “Subsidiary” set forth in this Agreement.

8.14        Sanctions/Anti-Corruption.  No Credit Party will (a) directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, in each case in violation of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise) or (b) use the proceeds of the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.15        Limitation on American Nutritional Casualty Insurance, Inc..  Notwithstanding anything contained in this Agreement, at any time that American Nutritional Casualty Insurance, Inc. (“ANCI”) is not a Subsidiary Guarantor hereunder and the grantor of Liens under the Security Documents pursuant to Section 7.11, the Borrower shall not permit ANCI to engage in any operations, business or activities or own any assets, other than being a Captive Insurance Entity and engaging in activities reasonably incidental thereto and holding the cash proceeds of Investments permitted to be made pursuant to Section 8.05(w) to the extent required to capitalize such Captive Insurance Entity pursuant to applicable law.

SECTION 9.         Events of Default; Application of Payment.

9.01        Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)           Payments.  The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)           Representations, etc.  Any representation, warranty or statement made by Holdings, the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect (except for any representation or warranty that is qualified by materiality, Material Adverse Effect or similar phrase which shall prove to be incorrect in any respect) on the date as of which made or deemed made; or

(c)           Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.11, 7.14 or 8, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01(a), 9.01(b) or clause (i) of this Section 9.01(c)) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Banks; or

(d)           Default Under Other Agreements.  (i)  Holdings or any of its Subsidiaries shall (x) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided, that it shall not constitute an Event of Default pursuant to clause (i) or (ii) of this Section 9.01(d) unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) above, exceeds $5,000,000 at any one time; or

(e)           Bankruptcy, etc.  Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries authorizing any of the foregoing; or

(f)            ERISA.  (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412, 430, 431, 432 or 433 of the Code, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 412, 430, 431, 432, 433, 4971, 4975 or 4980 of the Code, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) or Foreign Pension Plans; (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) which lien, security interest or liability which arises from such event or events will have a Material Adverse Effect; or

(g)           Security Documents.  (i)  Except in each case to the extent resulting from the failure of the Collateral Agent to retain possession of the applicable Pledged Securities, any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or (ii) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such Security Document; or

(h)           Guaranties.  Except to the extent that a Subsidiary Guarantor is released in accordance with the provisions hereof and of the other Credit Documents, the Guaranties or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty or any Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

(i)            Judgments.  One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving a liability (not paid or not fully covered by insurance) in excess of $5,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)            Ownership.  A Change of Control Event shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against any Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 9.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Bank shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.01(e), to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (vi) enforce all other rights and remedies under the Loan Documents or applicable law.

9.02        Application of Payment.  Subsequent to the acceleration of the Obligations under Section 9.01 hereof, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Collateral Agent, the Banks, Letter of Credit Issuer, or Swingline Bank or otherwise received by the Administrative Agent, the Collateral Agent, any Bank, Letter of Credit Issuer or Swingline Bank (from realization on Collateral or otherwise),  shall be distributed in the following order of priority:  first, to the reasonable costs and expenses (including attorneys’ fees and expenses), if any, incurred by Administrative Agent, Collateral Agent, any Bank, Letter of Credit Issuer or Swingline Bank in the collection of such amounts under this Agreement or of the Credit Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; second, to the payment of interest then due and payable on the Swingline Loans; third, to the payment of the principal of any Swingline Loans then outstanding; fourth, to any fees then due and payable to Administrative Agent, Collateral Agent, the Banks and the Letter of Credit Issuer under this Agreement or any other Credit Document; fifth, to the payment of interest then due and payable on the Revolving Loans; sixth, on a pro rata basis, to (a) the payment of principal of the Revolving Loans, (b) the payment of principal of any Unpaid Drawings, (c) cash collateralize the Letters of Credit then outstanding in accordance with clause (a) of the definition of “Fully Satisfied” set forth in this Agreement, and (d) the payment of any amounts due under any

Interest Rate Protection Agreement or Other Hedging Agreement, until each of the foregoing Obligations in clauses (a) through (d) of this Section 9.02 are Fully Satisfied; seventh, to any other Obligations not otherwise referred to in this Section, and eighth, to the applicable Credit Party, their successors or assigns, or as a court of competent jurisdiction may otherwise direct; provided, however, that, notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any guarantee provided, by any Credit Party under any Credit Document be applied to repay or cash collateralize any Excluded Swap Obligation with respect to such Credit Party, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section; provided, further, that the Administrative Agent or the Collateral Agent may elect to apply the proceeds of any such Collateral or guarantee to repay or cash collateralize any Obligations in accordance with the priority set forth above (other than Excluded Swap Obligation with respect to such Credit Party) before applying the proceeds of any other Collateral or guarantee provided under any Credit Document, if in the reasonable determination of the Administrative Agent or the Collateral Agent, as applicable, such order of application will maximize the repayment of all of the Obligations.  The Administrative Agent and the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 10.       Definitions; Interpretations.

10.01      Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.

“Acquired Entity or Business” shall have the meaning set forth in the definition of “Consolidated Net Income”.

“Additional Security Documents” shall have the meaning provided in Section 7.11.

“Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to (i) the Eurodollar Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.10.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

“Amendment Agreement” shall have the meaning in the recitals hereto.

“Amendment Effective Date” shall have the meaning as defined in the Amendment Agreement.

“ANCI” shall have the meaning provided in Section 8.15.

“Anti-Terrorism Laws” shall mean any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union, or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Base Rate Margin” shall mean, during any Applicable Period, the respective percentage per annum set forth in clause (A), (B), (C), (D), or (E) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B), (C), (D) or (E) as the case may be, below is met:

(A)          1.25% if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be 2.50:1.00 or greater;

(B)          1.00% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 and none of the conditions set forth in clauses (C), (D), and (E) below are satisfied;

(C)          0.75% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00 and neither condition set forth in clauses (D) or (E) below is satisfied;

(D)          0.50% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.50:1.00 and the condition set forth in clause (E) below is not satisfied; or

(E)           0.25% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.00:1.00.

Notwithstanding anything to the contrary contained above in this definition, the Applicable Base Rate Margin shall be 1.25% at any time when (i) an Event of Default shall exist or (ii) financial statements have not been delivered when required pursuant to Section 7.01(a) or (b), as the case may be.

“Applicable Commitment Fee Margin” shall mean, during any Applicable Period, the respective percentage per annum set forth in clause (A), (B) or (C) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B) or (C) as the case may be, below is met:

(A)          0.35% if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be 2.00:1.00 or greater;

(B)          0.30% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00 and the condition set forth in clause (C) below is not satisfied; or

(C)          0.25% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.50:1.00.

Notwithstanding anything to the contrary contained above in this definition, the Applicable Commitment Fee Margin shall be 0.35% at any time when (i) an Event of Default shall exist or (ii) financial statements have not been delivered when required pursuant to Section 7.01(a) or (b), as the case may be.

“Applicable Eurodollar Margin” shall mean, during any Applicable Period, the respective percentage per annum set forth in clause (A), (B), (C), (D) or (E) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B), (C), (D) or (E) as the case may be, below is met:

(A)          2.25% if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be 2.50:1.00 or greater;

(B)          2.00% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 and none of the conditions set forth in clauses (C), (D) or (E) below are satisfied;

(C)          1.75% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00 and neither condition set forth in clauses (D) or (E) below is satisfied;

(D)          1.50% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.50:1.00 and the condition set forth in clause (E) below is not satisfied; or

(E)           1.25% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.00:1.00.

Notwithstanding anything to the contrary contained above in this definition, the Applicable Eurodollar Margin shall be 2.25% at any time when (i) an Event of Default shall exist or (ii) financial statements have not been delivered when required pursuant to Section 7.01(a) or (b), as the case may be.

“Applicable Period” shall mean each period which shall commence on a date on which the financial statements are delivered pursuant to Section 7.01(a) or (b), as the case may be, and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 7.01(a) or (b), as the case may be, and (ii) the latest date on which the next financial statements are required to be delivered pursuant to Section 7.01(a) or (b), as the case may be; provided that the first Applicable Period shall commence on the Effective Date.

“Acquisition Subsidiary” shall mean any Wholly-Owned Subsidiary of Holdings which is a Domestic Subsidiary that was created to facilitate the consummation of a proposed Permitted Acquisition.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit D (appropriately completed).

“Authorized Officer” shall mean the Chief Executive Officer, President, Chief Financial Officer, Controller or Secretary or any other senior officer of Holdings or the Borrower designated as such in writing to the Administrative Agent by Holdings or the Borrower.

“Bank” shall have the meaning provided in the first paragraph of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 9.01(e).

“Base Rate” shall mean, at any time, the greatest of (a) the Prime Lending Rate at such time, (b) 1/2 of 1% in excess of the Federal Funds Rate at such time, and (c) the Adjusted Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%.  For the purposes of this definition, the Adjusted Eurodollar Rate shall be determined using the Adjusted Eurodollar Rate as otherwise determined by Administrative Agent in accordance with the definition of “Adjusted Eurodollar Rate”, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, the Adjusted Eurodollar Rate for such day shall be the rate determined by Administrative Agent pursuant to preceding clause (i) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate, or such Adjusted Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate, or such Adjusted Eurodollar Rate, respectively.  Base Rate, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Subordinated Loans” shall have the meaning provided in Section 8.05(r).

“Borrower Subordinated Note” shall mean an unsecured junior subordinated note issued by the Borrower (and not guaranteed or supported in any way by any Subsidiary of the Borrower) in the form of Exhibit G, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Borrowing” shall mean each of (i) the incurrence of Swingline Loans from the Swingline Bank on a given date and (ii) the incurrence of one Type of Revolving Loan by the Borrower from all of the Banks on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Capital Expenditures” shall mean, with respect to any Person, without duplication, all expenditures by such Person which should be capitalized in accordance with GAAP, including, without duplication, all such expenditures with respect to fixed or capital assets (including expenditures for maintenance and repairs which should be capitalized in accordance with GAAP), and the amount of all Capitalized Lease Obligations incurred by such Person.

“Capital Lease” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.  Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Amendment Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Amendment Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of Holdings or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Captive Insurance Entity” means any wholly-owned Subsidiary created solely for the purpose of purchasing or providing, or facilitating the provision of, insurance for products liability, workers compensation, property damage, professional indemnity, employee benefits, employer’s liability and motor and medical expenses, in each case, to the extent that such insurance may be so purchased, provided, or facilitated in accordance with applicable Law.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank or (y) any bank whose short-term commercial paper rating from Standard & Poor’s Corporation (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent thereof (any such bank or Bank, an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within twelve months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

“Change in Law” shall mean the occurrence, after the Amendment Effective Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control Event” shall mean (a) Holdings shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Borrower’s capital stock, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Amendment Effective Date), other than senior officers of Holdings and/or its Subsidiaries and/or Continuing Directors, shall (i) have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in Holdings’ capital stock or (ii) obtained the power (whether or not exercised) to elect a majority of Holdings’ directors or (c) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the

Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean, collectively, all of the Collateral as defined in each of the Security Documents and all of the Mortgaged Premises as defined in each of the Mortgages.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors.

“Commitment Fee” shall have the meaning provided in Section 3.01(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” shall mean, at any time, all Indebtedness (other than Permitted Holdings PIK Securities and Shareholder Subordinated Notes) of Holdings and its Subsidiaries determined on a consolidated basis, provided that for purposes of this definition, (i) the amount of Indebtedness in respect of Interest Rate Protection Agreements shall be at any time the unrealized net loss portion, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (ii) to the extent that any Foreign Subsidiary Working Capital Indebtedness is supported by a Letter of Credit, the amount of such arrangement that shall constitute Consolidated Debt shall be the greater of the outstanding principal amount of such Indebtedness and the stated amount of such Letter of Credit.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income, before (i) consolidated interest expense (inclusive of amortization of deferred financing fees, premiums on Interest Rate Protection Agreements and any other original issue discount and net of interest income) of Holdings and its Subsidiaries determined on a consolidated basis, (ii) the write-off of inventory step-up and in-process research and development costs in accordance with purchase accounting, (iii) any non-cash charges deducted in determining Consolidated Net Income for such period and related to the issuance by Holdings of stock, warrants or options to management (or any exercise of any such warrants or options), (iv) provisions for taxes based on income and foreign withholding taxes, (v) giving effect to any extraordinary gains or losses but with giving effect to gains or losses from sales of assets sold in the ordinary course of business,  (vi) any non-cash charges related to the write-up of samples in accordance with purchase accounting, (vii) any non-cash impairment of an intangible asset in accordance with GAAP, (viii) the amortization or write-off of deferred financing cost, and (ix) the aggregate amount of fees paid by the Borrower to the Administrative Agent and the Banks on the Effective Date in connection with this Agreement and on the Amendment Effective Date in connection with the Amendment Agreement, in each case to the extent such fees were deducted in determining Consolidated Net Income for such period.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all depreciation expense and amortization expense that were deducted in determining Consolidated EBIT for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (x) Consolidated EBITDA for such period, plus (i) Consolidated Rental Expense, minus (ii) the amount of all Capital Expenditures (other than Excluded Capital Expenditures) made by the Borrower and its Subsidiaries during such period to (y) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense (net of interest income) for such period, (ii) the scheduled principal amount of all amortization payments on all Indebtedness (including the principal component of all Capitalized Lease Obligations) of Holdings and its Subsidiaries for such period, (iii) the amount of all cash payments made by Holdings and its Subsidiaries in respect of taxes or tax liabilities for such period, (iv) Consolidated Rental Expense for such period and (v) the aggregate amount of cash dividends paid (or required to be paid) by Holdings to stockholders of Holdings during such period (which shall not include, for purposes of the definition, any cash paid in respect of redemptions or repurchases of Holdings Common Stock).

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or benefits under Interest Rate Protection Agreements, but excluding, however, amortization of any payments made to obtain any Interest Rate Protection Agreements and deferred financing costs and any interest expense on deferred compensation arrangements to the extent included in total interest expense.

“Consolidated Net Income” shall mean, for any period, the net income (or loss), after provision for taxes, of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from mark-to-market of Other Hedging Agreements; provided that (x) for purposes of Section 8.08 and the definitions of Applicable Base Rate Margin and Applicable Eurodollar Margin there shall be included (to the extent not already included) in determining Consolidated Net Income for any period the net income (or loss) of any Person, business, property or asset acquired during such period pursuant to Section 8.02(o) and not subsequently sold or otherwise disposed of by the Borrower or one of its Subsidiaries during such period (each such Person, business, property or asset acquired and not subsequently disposed of during such period, an “Acquired Entity or Business”), in each case based on the actual net income (or loss) of such Acquired Entity or Business for the entire period (including the portion thereof occurring prior to such acquisition) and (y) for purposes of calculating Consolidated Net Income for any period, Consolidated Net Income shall be adjusted for factually supportable and identifiable pro forma cost savings for such period determined in accordance with GAAP and concurred in by the independent accountants of Holdings that are directly attributable to the acquisition of an Acquired Entity or Business pursuant to a Permitted Acquisition.

“Consolidated Rental Expense” shall mean for any period of determination, the aggregate amount of cash rent incurred by Holdings and its Subsidiaries during such period in respect of Real Property leased by Holdings and its Subsidiaries as office space and/or to provide a site for operations of the business of Holdings and its Subsidiaries, in each case to the extent deducted in determining Consolidated Net Income.

“Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security for such obligation, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Amendment Effective Date and each other director if such director’s nomination for the election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

“Controlled Subsidiary” shall mean any entity that (i) the Borrower directly or indirectly owns at least fifty-one percent (51%) of the outstanding and issued voting equity interests, (ii) the Borrower has the power directly or indirectly to elect at least a majority of the Board of Directors, or (iii) the Borrower has the right at its election to acquire all of the voting equity interests of such entity.

“Credit Documents” shall mean this Agreement, the Amendment Agreement, the Notes, the Guaranties and each Security Document.

“Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Cumulative Consolidated Net Income Amount” shall mean, at any time for the determination thereof, the sum of (a) $92,000,000 and (b) the sum of 50% of Consolidated Net Income (before any non-cash impairment of an intangible asset in accordance with GAAP and the amortization of or write-off of deferred financing costs to the extent otherwise deducted in determining Consolidated Net Income), with any negative number being subtracted at the rate of 50% of the amount by which it is negative, for each fiscal quarter (taken as one accounting period) commencing on or after July 1, 2014 and ending prior to such date of determination; as such amount may be reduced as a result of any transaction consummated on the basis thereof after the Amendment Effective Date in the amount so expended in reliance thereon including any Dividends made in reliance on Section 8.06(vi) under this Agreement.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” shall mean (a) a Bank that has defaulted on its obligation to fund the Revolving Loans or its participation in the Swingline Loans and Letters of Credit hereunder or make any other payment required hereby; (b) a Bank that has had an involuntary proceeding commenced or an involuntary petition filed seeking (i) liquidation, reorganization or other relief in respect of such Bank or its parent or its or its parent’s debts, or of a substantial part of its or its parent’s assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Bank or its parent or for a substantial part of its or its parent’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered; (c) a Bank that shall have or whose parent shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this definition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or a substantial part of its assets, (iv) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) made a general assignment for the benefit of creditors or (vi) taken any action for the purpose of effecting any of the foregoing; or (d) a Bank that has notified the Borrower or the Administrative Agent it does not intend to comply with its obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit.

“Designated Mortgaged Property” shall mean (a) the Real Property owned by the Borrower and/or any of its Subsidiaries located at 2815 Industrial Drive, Ogden, Weber County, Utah, and (b) the unimproved Real Property owned by the Borrower and/or any of its Subsidiaries in Morgan County, Utah.

“Disqualified Stock” shall mean any capital stock that, by its terms (or by the terms of any security or other capital stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for capital stock which is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are be subject to the prior Full Satisfaction of the Obligations), (b) is redeemable at the option of the holder thereof (other than solely for capital stock which is not Disqualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other capital stock that would constitute Disqualified Stock, in each case, prior to the date that is 180 days after the Maturity Date.

“Dividends” shall have the meaning provided in Section 8.06.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower which is not a Foreign Subsidiary.

“Effective Date” shall mean the date on which the conditions specified in the Existing Credit Agreement were satisfied, such date being December 15, 2010.

“Eligible Transferee” shall mean and include a commercial bank, investment company, financial institution or other “accredited investor” (as defined in Regulation D of the Securities Act).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by Holdings or any of its Subsidiaries, or any liability (or alleged liability) of Holdings or any of its Subsidiaries, under any Environmental Law or any permit issued to Holdings or any of its Subsidiaries under any such law (hereafter “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, “Laws”)), relating to the protection of the environment or Hazardous Materials or health and safety to the extent health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

“Equity Proceeds Amount” shall mean, at any time for the determination thereof, the sum of (a) $4,000,000 and (b) the amount of the Net Proceeds received by Holdings and/or its Subsidiaries after the Amendment Effective Date from any issuance of capital stock (to the extent permitted by Section 8.10(b)), as such amount may be reduced as a result of any transaction consummated after the Amendment Effective Date on the basis thereof in the amount so expended in reliance thereon.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted for ERISA.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or any Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 302 or 4001(a)(14) of ERISA.

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

“Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period; provided that in no event shall the Eurodollar Rate be less than zero.  In the event that such rate is not available at such time for any reason, then the Eurodollar Rate with respect to such Eurodollar Loans for such Interest Period shall be the rate at which dollar deposits in the amount of the requested Eurodollar Loan and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period.

“Event of Default” shall have the meaning provided in Section 9.

“Excluded Capital Expenditures” shall mean (a) Capital Expenditures made with the insurance proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of the receipt of such insurance proceeds and (b) Capital Expenditures with Proceeds received by the Borrower or its Subsidiaries from asset sales.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or a guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interests becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interests is or becomes illegal.

“Executive Order” shall have the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“Existing Credit Agreement” shall have the meaning provided in the Recitals.

“Facing Fee” shall have the meaning provided in Section 3.01(c).

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated or Revenue Ruling, Revenue Procedure, Notice or other official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clause (a), or (c) any agreement entered into pursuant to the implementation of the preceding clauses (a) or (b) with the United States Internal Revenue Service, the U.S. Government or any governmental or taxation authority under any other jurisdiction.

“Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Cash Equivalents” shall mean certificates of deposit or bankers acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than twelve months from the date of acquisition.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof.  As of the Amendment Effective Date, NutraSource International SRL and NutraSource Trading (Shanghai) Limited are the only Foreign Subsidiaries.

“Foreign Subsidiary Working Capital Indebtedness” shall have the meaning provided in Section 8.04(h).

“Fully Satisfied” or “Full Satisfaction” shall mean, as of any date, that on or before such date:

(a)           with respect to the Loans and Letters of Credit:  (i) the principal of and interest accrued to such date on the Loans (other than the contingent Letter of Credit Outstandings) shall have been paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than the contingent Letter of Credit Outstandings and other contingent amounts for which a claim has not been made) shall have been paid in full in cash, (iii) the Revolving Loan Commitments shall have expired or irrevocably been terminated, and (iv) the contingent Letter of Credit Outstandings, if any, shall have been secured by:  (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such Letter of Credit Outstanding or other collateral which is acceptable to Letter of Credit Issuer in its sole discretion or (B) the issuance of a “back-to-back” letter of credit in form and substance acceptable to Letter of Credit Issuer with an original face amount at least equal to 105% of the amount of such Letter of Credit Outstandings and issued by an issuing bank satisfactory to Letter of Credit Issuer in its sole discretion; and

(b)           with respect to any Interest Rate Protection Agreement or Other Hedging Agreement with any Hedge Provider:  (i) all termination payments, fees, expenses, and other amounts then due and payable under the related Interest Rate Protection Agreement or Other Hedging Agreement shall have been paid in full in cash, and (ii) all contingent amounts which could be payable under the related Interest Rate Protection Agreement or Other Hedging Agreement shall have been secured by:  (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such contingent amounts or other collateral which is acceptable to the applicable Hedge Provider or (B) the issuance of a letter of credit in form and substance acceptable to the applicable Hedge Provider and in an amount at least equal to 105% of the amount of such contingent obligations and issued by an issuing bank reasonably satisfactory to such applicable Hedge Provider; provided the amount owing in connection with such Interest Rate Protection Agreement or Other Hedging Agreement shall be determined in accordance with Section 11.12.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as promulgated by the American Institute of Certified Public Accountants and its

committees, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 10.03.

“Governmental Authority” shall mean any federal, state, commonwealth, provincial, municipality, local, county or foreign or other court or governmental agency, authority, instrumentality or regulatory or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Banks and each Hedge Provider party to an Interest Rate Protection Agreement or Other Hedging Agreement.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by the Borrower to each Bank, and Loans made, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of the Borrower to such Bank now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by the Borrower and (ii) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) owing under any such Interest Rate Protection Agreement or Other Hedging Agreement (excluding, with respect to any Guarantor party hereto at any time, Excluded Swap Obligations, with respect to such Guarantor at such time) entered into by the Borrower or any of its Subsidiaries with any Hedge Provider, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” shall mean Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean and include each of the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect.

“Hedge Provider” shall mean any of Administrative Agent, Collateral Agent, a Bank, or any Affiliates of Administrative Agent, Collateral Agent, or a Bank, as a party to any Interest Rate Protection Agreement or Other Hedging Agreement.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Common Stock” shall have the meaning provided in Section 6.16.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 13.

“Indebtedness” of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unpaid drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements, (viii) all Contingent Obligations of such Person and (ix) any Disqualified Stock of such Person, valued, as of the date of determination, at the greater of (A) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock are convertible or exchangeable) and (B) the maximum liquidation preference of such Disqualified Stock, provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

“Intellectual Property” shall mean copyrights, know-how, patents, and trademarks, whether foreign or domestic, registered or unregistered, any application for any copyright, patent, or trademark, and any other interest in any copyright, patent, or trademark.

“Intercompany Loan” shall have the meaning provided in Section 8.05(g).

“Intercompany Notes” shall mean promissory notes, in the form of Exhibit E, evidencing Intercompany Loans.

“Interest Period”, with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Joint Venture” shall mean any Person (a) the equity interests of which are owned by (i) the Borrower and/or a Subsidiary thereof and (ii) one or more Persons other than the

Borrower or any Affiliate of the Borrower, and (b) that does not constitute a Subsidiary of the Borrower.

“L/C Supportable Indebtedness” shall mean (i) Foreign Subsidiary Working Capital Indebtedness, (ii) obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations and (iii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Issuer” shall mean Rabobank, and any Bank which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Bank’s sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit pursuant to Section 2.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Leverage Ratio” shall mean, at any time, the ratio of Consolidated Debt at such time to Consolidated EBITDA for the Test Period then last ended.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Loan” shall mean each and every Loan made by any Bank hereunder, including Revolving Loans or Swingline Loans.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Borrower, Holdings and its Subsidiaries taken as a whole, or the Borrower and its Subsidiaries taken as a whole, or (b) a material adverse effect on the rights and remedies of Administrative Agent, Collateral Agent and the Lenders under the Loan Documents.

“Maturity Date” shall mean November 4, 2019.

“Maximum Swingline Amount” shall mean $5,000,000.

“Minimum Borrowing Amount” shall mean (i) for Base Rate Loans (other than Swingline Loans), $250,000; (ii) for Eurodollar Loans, $500,000; and (iii) for Swingline Loans, $100,000.

“Mortgage” shall mean, collectively, (a) that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits and Fixture Filings dated January 28, 2002 made by Nutra, Inc. (successor in interest by merger to Solaray, Inc.) and filed in the real property records of Weber County, Utah on January 31, 2002, (b) that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits and Fixture Filings dated January 28, 2002 made by the Borrower and filed in the real property records of Morgan County, Utah on January 31, 2002, (c) that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits and Fixture Filings dated May 13, 2011 made by Borrower and filed in the real property records of Summit County, Utah on June 8, 2011, (d) that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits and Fixture Filings dated December 15, 2010 made by Borrower and filed in the real property records of Weber County, Utah on December 28, 2010 and (e) any other mortgage or deed of trust executed by a Credit Party in favor of the Collateral Agent to secure the Obligations.

“Mortgaged Properties” shall mean and include (i) all Real Properties owned by Holdings and its Domestic Subsidiaries to the extent designated as “Mortgaged” on Schedule 6.21 and (ii) each Real Property subjected to a mortgage in favor of the Collateral Agent for the benefit of the Secured Creditors pursuant to Section 7.11.

“Net Proceeds” shall mean, with respect to any asset sale or issuance of capital stock, the Proceeds resulting therefrom net of (a) cash expenses of sale (including brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than the Loans required to be repaid as a result of such issuance and underwriting discounts and commissions and other costs associated therewith) and (b) incremental income taxes paid or payable as a result thereof.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean the office of the Administrative Agent designated in Section 12.03(a) for the action as to which such notice relates.

“Obligations” shall mean (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Banks, Swingline Bank, Letter of Credit Issuer, the Collateral Agent and the Administrative Agent under this Agreement or any of the other Credit Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, and (b) all of the obligations of the Credit Parties to a Hedge Provider under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and expenses that accrue after the commencement by or against any Credit Party of any proceeding under the Bankruptcy Code or any similar debtor relief law, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” shall mean with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust, or similar agreement between or among any holders of equity interests of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

“Participant” shall have the meaning provided in Section 2.04(a).

“Payment Office” shall mean the office of the Administrative Agent located at 245 Park Avenue, New York, New York 10167-0062 or such other office as the Administrative Agent may designate to Holdings, the Borrower and the Banks from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” shall mean at any time for each Bank, the percentage obtained by dividing such Bank’s Revolving Loan Commitment at such time by the Total Revolving Loan Commitment at such time; provided, that if the Total Revolving Loan Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank’s Revolving Loan Commitment immediately prior to such termination by the Total Revolving Loan Commitment immediately prior to such termination.

“Permitted Acquisition” shall have the meaning provided in Section 8.02(o).

“Permitted Covenant” shall mean (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the Permitted Holdings PIK Securities, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant the default of which gives rise only to rights or remedies which are subject to subordination terms reasonably acceptable to the Administrative Agent, (v) any covenant providing board observance rights with respect to Holdings’ board of directors and (vi) any other covenant that does not adversely affect the interests of the Banks (as reasonably determined by the Administrative Agent).

“Permitted Encumbrances” shall mean (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the mortgage title insurance policies in respect thereof and found, on the date of delivery of such mortgage title insurance policies to the Administrative Agent in accordance with the terms hereof, reasonably acceptable by the Administrative Agent, (ii) as to any particular Mortgaged Property at any time, such easements, encroachments, covenants, conditions, rights of way, minor defects, irregularities, encumbrances or similar matters on title which do not materially impair such Mortgaged Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) municipal building codes,  zoning ordinances and other land use laws which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the Premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent or which are being contested by appropriate proceedings in accordance with this Agreement or the other Credit Documents, and (v) such other items with respect to Real Property as the Administrative Agent may consent to (such consent not to be unreasonably withheld).

“Permitted Holdings PIK Securities” shall mean any preferred stock or subordinated promissory note of Holdings (or any security of Holdings that is convertible or exchangeable into any preferred stock or subordinated promissory note of Holdings), so long as the terms of any such preferred stock, subordinated promissory note or security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking find or other similar provision occurring before the one year anniversary of the Maturity Date, (iv) do not require the cash payment of dividends or interest before the one year anniversary of the Maturity Date, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings, and (vii) are otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Joint Ventures” shall mean any joint venture transaction to which Holdings or any of its Subsidiaries becomes a party provided that such Permitted Joint Venture is engaged in a business permitted under Section 8.01.

“Permitted Liens” shall have the meaning provided in Section 8.03.

“Permitted Subordinated Indebtedness” shall mean unsecured subordinated notes (subordinate to all Obligations and all amounts owing pursuant to Interest Rate Protection Agreements and Other Hedging Agreements on terms reasonably satisfactory to the Administrative Agent) issued by Holdings or the Borrower so long as the terms of any such subordinated notes (i) do not provide any collateral security, (ii) do not provide any guaranty or other support from any Person other than the issuer thereof, (iii) do not contain any mandatory put, redemption, repayment, sinking find or other similar provision occurring before the one year anniversary of the Maturity Date, (iv) do not contain any covenants other than periodic reporting requirements and other covenants reasonably satisfactory to the Administrative Agent, (v) do not grant the holders thereof any voting rights except for limited customary voting on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings and its Subsidiaries, or liquidations involving Holdings or the Borrower, and (vi) are otherwise reasonably satisfactory to the Administrative Agent.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries or any ERISA Affiliate and each such plan for the five calendar year period immediately following the latest date on which Holdings, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledged Securities” shall mean all the “Pledged Interests” as defined in the Security Agreement.

“Prime Lending Rate” shall mean the rate of interest per annum published in the Wall Street Journal as the “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day.

“Prior Credit Agreement” shall have the meaning provided in the Recitals.

“Proceeds” shall mean, with respect to any asset sale or issuance of capital stock, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such asset sale or issuance, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Holdings and/or any of its Subsidiaries from such asset sale or issuance.

“Projections” shall mean the financial projections certified by a Senior Officer of Holdings which include the projected results of Holdings and its Subsidiaries for the five fiscal years ended after the Amendment Effective Date.

“Publicly Traded” shall mean, with respect to any security, that such security is (a) listed on a domestic securities exchange, (b) quoted on NASDAQ, (c) traded in the domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated or (d) would otherwise constitute Margin Stock for purposes of Regulation U.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interests becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity

Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” shall mean the last Business Day of each January, April, July and October.

“Rabobank” shall mean Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (sometimes known as Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International” New York Branch), in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) Administrative Agent, (b) any Bank, and (c) any Letter of Credit Issuer, as applicable.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries, (ii) by reason any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 7.03.

“Register” shall have the meaning provided in Section 7.12.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Bank” shall have the meaning provided in Section 1.13.

“Replacement Bank” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.

“Required Banks” shall mean Banks the sum of whose Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Banks and the aggregate Percentages of all Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time); provided that at any time there are fewer than three Banks holding Revolving Loan Commitments, or Revolving Loans after the Total Revolving Loan Commitment has been terminated, at all such times “Required Banks” shall mean 100% of such Banks.  If at the time of the calculation of the Required Banks, one or more Defaulting Banks exists, the Revolving Loan Commitments of each Defaulting Bank shall be excluded from both the numerator and denominator of this calculation.

“Returns” shall have the meaning provided in Section 6.23.

“Revolving Loan” shall have the meaning provided in Section 1.01(a).

“Revolving Loan Commitment” shall mean, with respect to each Bank, the amount set forth opposite such Bank’s name in Schedule 1.13 as the same may be reduced from time to time pursuant to Section 3.02 and/or 9, increased from time to time pursuant to Section 3.02(c), or otherwise modified pursuant to Section 1.13 and/or 12.04(b).  The aggregate Revolving Loan Commitments as of the Amendment Effective Date is $100,000,000.

“Revolving Note” shall mean a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith.

“Sanctioned Person” shall have the meaning provided in Section 6.24.

“Sanctions” means any sanctions administered by or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Banks, Letter of Credit Issuer, Swingline Bank, and each Hedge Provider.

“Security Agreement” shall mean (a) that certain Amended and Restated Pledge and Security Agreement dated as of November 4, 2014 executed by Holdings, the Borrower and each Subsidiary Guarantor and the Collateral Agent and as the same may be amended, restated modified or supplemented from time to time in accordance with the terms thereof and hereof and (b) each other security agreement executed to secure the Obligations.

“Security Documents” shall mean and include the Security Agreement, each Mortgage, each Additional Security Document, if any and each other document or instrument entered into pursuant to Sections 5.01, 7.11 and 7.13, if any, in each case as and when executed and delivered in accordance with the terms of this Agreement and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Senior Officer” shall mean Chief Executive Officer, President, Chief Financial Officer, Controller or Secretary or any other senior officer of Holdings or any of its Subsidiaries with knowledge of, or responsibility for, the financial affairs of such Person.

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by the Borrower or any of its Subsidiaries) in the form of Exhibit F, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

“Start Date” shall mean the first day of any Applicable Period.

“Stated Amount” of each Letter of Credit shall mean at any time the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.  For purposes of Section 8 of this Agreement, OD, LLC, OD, Inc. and Order Dog, Inc. shall be deemed Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower (other than (a) a Foreign Subsidiary except to the extent otherwise provided in Section 7.13, and (b) ANCI to the extent provided in Section 8.15).

“Subsidiary Guaranty” shall mean (a) that certain Amended and Restated Subsidiary Guaranty dated as of November 4, 2014 executed by the Subsidiary Guarantor in favor of the Administrative Agent, for the benefit of the Secured Creditors and as the same may be amended, restated modified or supplemented from time to time in accordance with the terms thereof and hereof, and (b) any other guaranty agreement executed to guarantee the Obligations.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction, that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Bank” shall mean Rabobank, in its individual capacity or any other Bank which agrees in its sole discretion and with at least 15 days prior written notice delivered to the Administrative Agent and the then existing Swingline Bank to become the Swingline Bank hereunder.

“Swingline Expiry Date” shall mean the date which is five Business Days prior to the Maturity Date.

“Swingline Loan” shall have the meaning provided in Section 1.01(b).

“Swingline Note” shall mean a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith and each amendment, restatement, or other modification of such promissory note.

“Taxes” shall have the meaning provided in Section 4.04.

“Test Date” shall mean, with respect to any Applicable Period, the last day of the most recent fiscal quarter or fiscal year, as the case may be, ended immediately prior to the Start Date with respect to such Applicable Period.

“Test Period” shall mean the four consecutive fiscal quarters of Holdings then last ended.

“Total Revolving Loan Commitment” shall mean the sum of the Revolving Loan Commitments of each of the Banks.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

“Transactions” shall mean, collectively, (i) the occurrence of Credit Events hereunder on the Effective Date, (ii) the amendment of the Existing Credit Agreement pursuant to the Amendment Agreement, and (iii) the payment of fees and expenses in connection with the foregoing.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Unpaid Drawing” shall have the meaning provided in Section 2.03(a).

“Unutilized Revolving Loan Commitment” with respect to any Bank at any time shall mean such Bank’s Revolving Loan Commitment at such time less the sum of (x) the aggregate outstanding principal amount of all Revolving Loans made by such Bank and (y) such Bank’s Percentage of the Letter of Credit Outstandings and Swingline Loans at such time.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States of America.

“USA Patriot Act” shall have the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Written”, “written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

10.02      Interpretation.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context requires otherwise (a) any definition of or reference to any agreement or other documentation herein shall be construed as referring to such documentation as from time to time modified (subject to any restrictions on such modifications set forth herein) and (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

10.03      Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent and the Banks hereunder shall be prepared, in accordance with GAAP, on a basis consistent with those used in the preparation of the September 30, 2013 financial statements referred to in Section 6.10(b).  All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP, on a basis consistent with those used in the preparation of the September 30, 2013 financial statements referred to in Section 6.10(b).  In the event any changes in accounting principles required by GAAP or recommended by the Borrower’s certified public accountants and implemented by the Borrower occur and such changes result in a change in the method of the calculation of financial covenants, standards, or terms under this Agreement, then the Borrower, the Administrative Agent, and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such changes with the desired result that the criteria for evaluating such covenants, standards, or terms shall be the same after such changes as if such changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Administrative Agent, the Borrower, and the Banks, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such changes had not occurred.  Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Amendment Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Amendment Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

SECTION 11.       The Administrative Agent.

11.01      Appointment.  Each Bank hereby irrevocably designates and appoints Rabobank as Administrative Agent of such Bank (such term to include for purposes of this Section 11, Rabobank acting as Collateral Agent) to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes Rabobank as the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  The provisions of this Section 11 are solely for the benefit of the

Administrative Agent and the Banks, and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

11.02      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

11.03      Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person in its capacity as Agent under or in connection with this Agreement or the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction)) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by Holdings, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of Holdings or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Credit Documents, or to inspect the properties, books or records of Holdings or any of its Subsidiaries.  The Administrative Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Banks or by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:  (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;  (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of the Bankruptcy Code; (c) shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Administrative Agent’s reasonable control, including nationalization, expropriation, currency or funds transfer restrictions, the interruption, disruption, or suspension of the normal procedures and practices of any securities market, power, mechanical, communications, or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes, or other natural disasters, civil, and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts, or errors by Borrower in its instructions to the Administrative Agent; and (d) shall have no obligation whatsoever to any of the Secured Creditors to assure that the Collateral exists or is owned by any Credit Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority.

11.04      Reliance by Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks (or all of the Banks, to the extent required by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

11.05      Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has actually received notice from a Bank, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

11.06      Non-Reliance on Agent and Other Banks.  Each Bank expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank.  Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Holdings and its Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of Holdings or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.07      Indemnification.  The Banks agree to indemnify the Administrative Agent in its capacity as such (and including the Administrative Agent in its capacity as Collateral Agent) ratably according to their respective “percentages” as used in determining the Required Banks at such time or, if the Revolving Loan Commitments have terminated and all Obligations have been Fully Satisfied, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Banks), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including at any time following the Full Satisfaction of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of the Prior Credit Agreement, this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided, that no Bank shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from the gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of the Administrative Agent.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent be insufficient or become impaired (other than as a result of the gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of the Administrative Agent), the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 11.07 shall survive the payment of all Obligations.

11.08                 The Administrative Agent in its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.  The Administrative Agent and/or its affiliates may own stock of Holdings or any Subsidiary of Holdings and may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Holdings or any Affiliate of Holdings as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

11.09                 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.10                 Resignation of the Administrative Agent; Successor Agent.  The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to the Banks and, unless a Default of the type referred to in Section 9.05 has occurred and is continuing, to the Borrower.  Upon the resignation of the Administrative Agent, the Required Banks shall appoint from among the Banks a successor Agent which is a bank or a trust company for the Banks subject, to the extent that no Event of Default has occurred and is then continuing, to prior approval by the Borrower (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Agent” shall include such successor agent effective upon its appointment, and the resigning Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  If a successor Agent shall not have been so appointed within such 20 day period after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Banks shall thereafter perform all duties of the Administrative Agent hereunder and/or under any other Credit Documents until such time, if any, as the Required Banks appoint a successor Agent as provided above.  After the resignation of the Administrative Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

11.11                 Syndication Agent, Arrangers, and Bookrunners.  Wells Fargo Bank, National Association has been appointed Syndication Agent, Co-Arranger and Co-Bookrunner and

Rabobank has been appointed Co-Arranger and Co-Bookrunner.  Neither Rabobank or Wells Fargo Bank, National Association shall have any right, power, obligations, liability responsibility or duty under this Agreement solely as a result of such titles.

11.12                 Affiliates of Banks; Hedge Providers.  By accepting the benefits of the Credit Documents, any Affiliate of a Bank that is owed any Obligation is bound by the terms of the Credit Documents.  Notwithstanding the foregoing:  (a) neither Administrative Agent, Collateral Agent, any Bank nor any Credit Party shall be obligated to deliver any notice or communication required to be delivered to any Bank under any Credit Documents to any Affiliate of any Bank; and (b) no Affiliate of any Bank that is owed any Obligation shall be included in the determination of the Required Banks or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Credit Document.  Administrative Agent shall deal solely and directly with the related Bank of any such Affiliate in connection with all matters relating to the Credit Documents.  The Obligation owed to such Affiliate shall be considered the Obligations of its related Bank for all purposes under the Credit Documents and such Bank shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Credit Document.  It is understood and agreed that the rights and benefits under this Agreement, the Security Documents, and the Guaranty of each Hedge Provider, in such capacity, consist exclusively of such Hedge Provider’s right to share in payments and collections of the Collateral and payments under the Guaranty; provided that for the avoidance of doubt, (i) obligations of any Credit Party under any Interest Rate Protection Agreement and Other Hedging Agreement shall be secured and guaranteed pursuant to the Security Documents and Guaranty, respectively, only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or any Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Interest Rate Protection Agreement and Other Hedging Agreements.  All obligations under Interest Rate Protection Agreement and Other Hedging Agreements shall be secured but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any Security Document or Guaranty, no Hedge Provider shall be able to take any action in respect of the Collateral or Guaranty nor instruct the Required Banks, Collateral Agent or Administrative Agent to take any such action nor have any rights in connection with the management or release of any Collateral or the obligations of any Guarantor under any Guaranty.  By accepting the benefits of the Collateral and the Guaranty, such Hedge Provider shall be deemed to have appointed Administrative Agent and Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Creditor, subject to the limitations set forth in this Section.  Neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or any other obligation whatsoever to any Hedge Provider.  Neither Administrative Agent nor Collateral Agent shall have any duty to determine the amount or the existence of any amounts owing under any Interest Rate Protection Agreement and Other Hedging Agreement.  In connection with any such distribution of payments and collections or termination or release by Administrative Agent or Collateral Agent of any Liens or Guarantors thereunder, Administrative Agent and Collateral Agent shall be entitled to assume no amounts are due under any Interest Rate Protection Agreement and Other Hedging Agreement unless such Hedge Provider has notified Administrative Agent in writing of the amount of any such liability owed to it at least five Business Days prior to such distribution, termination, or release.

11.13                 Collateral.  The Secured Creditors irrevocably authorize the Administrative Agent, at its option and in its discretion:  (a) to release any Lien (i) on all Collateral upon Full Satisfaction of all the Obligations and termination of the Revolving Loan Commitments, and (ii) with respect to any Collateral that is sold or otherwise disposed of to a Person other than an Credit Party pursuant to a disposition permitted by Section 8.02, or (iii) subject to Section 12.12, as may be approved, authorized, or ratified in writing by the Required Banks or all the Banks;  (b) to subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by clauses (l) of Section 8.03, and (c) to confirm in writing whether specific items or types of a Credit Party’s property are or are not included in the Collateral pursuant to the Credit Documents.

SECTION 12.                     Miscellaneous.

12.01                 Payment of Expenses, etc.  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including in its capacity as Collateral Agent and including the reasonable fees and disbursements of Greenberg Traurig LLP and local counsel) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Administrative Agent’s syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Administrative Agent, the Collateral Agent and each of the Banks thereunder (including the reasonable fees and disbursements of counsel (including in-house counsel) for the Administrative Agent, the Collateral Agent and for each of the Banks); (iii) pay and hold the Administrative Agent, the Collateral Agent and each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Administrative Agent, the Collateral Agent and each Bank, its officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, the Collateral Agent, any Bank, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of the Prior Credit Agreement, any Refinancing Document (as defined in the Prior Credit Agreement), this Agreement, the Amendment Agreement, or any other Credit Document or the use of the proceeds of any Loans hereunder or the Transactions or the consummation of any other transactions contemplated in any Credit Document (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of the Person to be indemnified), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real

Property or any Environmental Claim, in each case, including the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrower shall not be required to indemnify any such indemnified Person for any such losses, liabilities, claims, damages or expenses to the extent arising from the bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of any such indemnified Person.

12.02                 Right of Setoff, Collateral Matters.

(a)                                 In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Holdings or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, other than deposits contained in (x) accounts maintained solely for the purpose of payroll payments and (y) trust accounts maintained for the benefit of third parties) and any other Indebtedness at any time held or owing by such Bank (including by branches and agencies of such Bank wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations of Holdings or any of its Subsidiaries to such Bank under this Agreement or under any of the other Credit Documents, including all interests in Obligations of Holdings or any of its Subsidiaries purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations shall be contingent or unmatured.

(b)                                 NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO BANK SHALL EXERCISE A RIGHT OF SETOFF, BANKER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE THAT IS NOT TAKEN BY THE REQUIRED BANKS OR APPROVED IN WRITING BY THE REQUIRED BANKS IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY BANK OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED BANKS SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE BANKS HEREUNDER.

12.03                 Notices.

(a)                                 General Address for Notices.  Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Credit Documents, all notices and other communications (“Communications”) provided for herein or in any other Credit Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 12.03(b), by electronic communication, as follows:

(i)                                     if to Borrower or Holdings, to them at:  1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, Attention Chief Executive Officer; (Telecopy No. (435) 655-6080; Telephone No. (435) 655-6000; Email:  legal@nutracorp.com.

(ii)                                  if to Administrative Agent in connection with any Notice of Borrowing, Notice of Conversion, or any payment or prepayment of the Obligations, or if to Swingline Bank, to it at c/o Rabo Support Services, Inc., at 245 Park Avenue, New York, NY 10167, Attention:  Corporate Bank Services; (Telecopy No. (201) 499-5328; Telephone No. (212) 574-7331; Email:  fm.am.syndicatedloans@rabobank.com, with a copy to:  sui.price@rabobank.com;

(iii)                               if to Rabobank as Letter of Credit Issuer, to it at c/o Rabo Support Services, Inc., at 245 Park Avenue, New York, NY 10167, Attention:  Letter of Credit Department (Telecopy No. (201) 499-5479; Telephone No. (212) 574-7315); Email:  bibi.mohamed@rabobank.com with a copy to:  RaboNYSBL@rabobank.com;

(iv)                              if to Administrative Agent in connection with any other matter (including deliveries under Section 7.01, requests for increases in the Total Revolving Loan Commitments and other matters), to it at Rabobank Loan Syndications, 245 Park Avenue, New York, NY 10167, Attention:  Loan Syndications (Telecopy No. (212) 808-2578; Telephone No. (212) 808-6808; Email:  syndications.ny@rabobank.com); and

(v)                                 if to a Bank, to it at its address (or telecopy number) set forth in its administrative questionnaire delivered to the Administrative Agent from time to time.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given before or during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).  Notices delivered through electronic communications to the extent provided in Section 12.03(b), shall be effective as provided in such Section 12.03(b).

(b)                                 Electronic Communications.  Communications to the Banks under the Credit Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent.  Administrative Agent and Borrower may, in their discretion, agree to accept Communications to it under the Credit Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications.  Unless Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) Communications posted on an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this Section 12.03(b) notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section 12.03(b), if such Communication is not sent before or during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

(c)                                  Change of Address for Notices.  Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Credit Documents by notice to the other parties hereto (or, in the case of any such change by a Bank or Letter of Credit Issuer, by notice to Borrower and Administrative Agent).  All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)                                 Electronic Transmission System.  Borrower and the Banks agree that Administrative Agent may make the Communications available to the Banks, Letter of Credit Issuer, and Borrower by posting the Communications on IntraLinks, DebtDomain, SyndTrak, or a substantially similar electronic transmission system or digital workspace provider (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ITS AFFILIATES HAVE ANY LIABILITY TO BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND

IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM ADMINISTRATIVE AGENT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ADMINISTRATIVE AGENT HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY BANK, LETTER OF CREDIT ISSUER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(e)                                  Communications through the Platform.  Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes hereof.  Each Bank agrees (i) to provide to Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f)                                   Reliance on Notices.  Administrative Agent, Letter of Credit Issuer, and the Banks shall be entitled to rely and act upon any notices (including telephonic notices of a Notice of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Administrative Agent, each Letter of Credit Issuer, each Bank, and the Affiliates of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  Administrative Agent may record all telephonic notices to, and other telephonic communications with, Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.04                 Benefit of Agreement.

(a)                                 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Banks (and any assignment or transfer by any Credit Party in violation of this Section 12.04 is void and without effect); and, provided further, that no Bank may assign or transfer all or any portion of its Revolving Loan Commitment and/or its outstanding Revolving Loans except as provided in Section 12.04(b) and, provided further, that although any Bank may grant participations in its rights hereunder in accordance with this Section, such Bank shall remain a “Bank” for all purposes hereunder and the participant shall not constitute a “Bank” hereunder and, provided further, that no Bank shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the

Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $2,500,000 in the aggregate for the assigning Bank, of such Revolving Loan Commitments hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule 1.13 shall be deemed modified to reflect the Revolving Loan Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrower’s expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments, (iii) the consent of each of the Administrative Agent and, so long as no Event of Default exists and is continuing, the Borrower shall be required in connection with any such assignment pursuant to clause (y) of this Section 12.04(b) (which consents shall not be unreasonably withheld or delayed) and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 7.12 hereof.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned commitments.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii)

Certificate) described in Section 4.04(b) and Section 4.04(c).  To the extent that an assignment of all or any portion of a Bank’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 1.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11 or 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

12.05                 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

12.06                 Payments Pro Rata.

(a)                                 The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.07                 Calculations; Computations.

(a)                                 The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Borrower to the Banks).

(b)                                 All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of (i) in the case of Eurodollar Loans, 360 days and (ii) in the case of Base Rate Loans and Fees, 365 days (or 366 days during leap years).

12.08                 Governing Law; Submission to Jurisdiction; Venue.

(a)                                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each Credit Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Credit Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Party.  Each Credit Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Party, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing.  Each Credit Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of the Administrative Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

(b)                                 Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

12.09                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A complete set of counterparts executed by all the parties hereto shall be lodged with Holdings, the Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.10                 Entire Agreement; Amendment and Restatement.  This Agreement, the Notes, and the other Credit Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof (including the Prior Credit Agreement) and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  This Agreement amends and restates in its entirety the Prior Credit Agreement.  The execution of this Agreement and the other Credit Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Prior Credit Agreement nor does it constitute a novation with respect to such Indebtedness.  The Borrower, Holdings, the Administrative Agent and the Banks ratify and confirm each of the Credit Documents entered into prior to the Amendment Effective Date and agree that such Credit Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms.  However, for all matters arising prior to the effective date of this Agreement (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Prior Credit Agreement and Existing Credit Agreement (as unmodified by the Amendment Agreement) shall control and are hereby ratified and confirmed.  Each of the Borrower and Holdings represents and warrants that as of the Amendment Effective Date there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Prior Credit Agreement, the Existing Credit Agreement or any of the other Credit Documents.  TO INDUCE THE BANKS AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE AMENDMENT AGREEMENT, BORROWER AND HOLDINGS EACH WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE AMENDMENT EFFECTIVE DATE AND RELATING TO THE PRIOR CREDIT AGREEMENT, THE EXISTING CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  Without limiting the generality of the foregoing and notwithstanding any Credit Document to the contrary, the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Banks agree and acknowledge that:  (a) any reference in any Credit Document (other than this Agreement) to the Prior Credit Agreement or the Existing Credit Agreement shall be deemed to mean a reference to this Agreement (as modified by the Amendment Agreement), (b) the term “Notes” as used in any Security Document shall mean the Notes executed in connection with this Agreement (including any issued on the Amendment Effective Date), and (c) the terms “Loans” and “Revolving Loans” as used in any Security Document shall mean the Revolving Loans under this Agreement, including any made after the Amendment Effective Date.

12.11                 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12                 Amendment or Waiver; etc.

(a)                                 Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Security Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the Revolving Loan Commitments are included on the Amendment Effective Date) or (v) consent to the assignment or transfer by any Credit Party any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitment of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Bank, and that an increase in the available portion of any Revolving Loan Commitment of any Bank shall not constitute an increase in the Revolving Loan Commitment of such Bank), (2) without the consent of Rabobank and each other Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Bank, alter its rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 as same applies to the Administrative Agent or any other provision as same relates to the rights or obligations of the Administrative Agent or (5) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clause (a)(i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-

consenting banks whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Bank’s Revolving Loan Commitments and repay in full its outstanding Revolving Loans, in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Revolving Loan Commitments terminated and Revolving Loans repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Banks (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank’s rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).

12.13                 Survival.  All indemnities set forth herein including in Section 1.10, 1.11, 4.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the Full Satisfaction of the Obligations.

12.14                 Domicile of Loans.  Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank; provided, that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

12.15                 Confidentiality.

(a)                                 Each of the Banks agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to Holdings, the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement; provided, that any Bank may disclose any such information (a) as has become generally available to the public or has become available to such Bank on a non-confidential basis, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board, the Federal Deposit Insurance Corporation, the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank; provided, that such prospective transferee agrees to be bound by the provisions of this Section 12.15 to the same extent as such Bank.

(b)                                 Each of Holdings and the Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to Holdings or any of its Subsidiaries (including any nonpublic customer information regarding the creditworthiness of Holdings and its Subsidiaries, provided that such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Bank).

12.16                 Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.17                 Independence of Covenants.  All covenants under the Credit Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default in accordance with the applicable provision if such action is taken or such condition exists.

12.18                 USA PATRIOT Act.  Each Bank that is subject to the requirements of the USA Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Act, such Bank is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Bank to identify each Credit Party in accordance with the Act.

SECTION 13.                     Holdings Guaranty.

13.01                 The Guaranty.  In order to induce the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of Credit, Holdings hereby agrees with the Banks as follows:  Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Administrative Agent and/or the Banks, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent or the Banks in collecting any of the Guaranteed Obligations.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02                 Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors whether or not due or payable by Borrower upon the occurrence of any of the events specified in Section 9.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.03                 Nature of Liability.  The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Borrower whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

13.04                 Independent Obligation.  The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions.  Holdings waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to any Guarantor.

13.05                 Authorization.  Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)                                 change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)                                 take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)                                  exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)                                   apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of Holdings or the Borrower remain unpaid;

(g)                                  consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)                                 take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

13.06                 Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07                 Subordination.  Any of the indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty.  Prior to the transfer by Holdings of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

13.08                 Waiver.

(a)                                 Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.  Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

(b)                                 Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Administrative Agent and the Banks shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

(c)                                  Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by real property located in the State of California, Holdings shall be liable for the full amount of its liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing Holdings’ or any secured creditor’s right to proceed against the Borrower or any other guarantor of the Guaranteed Obligations.

(d)                                 Holdings hereby waives, to the fullest extent permitted by applicable law, all rights and benefits under Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure.  Holdings hereby further waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to Holdings under Sections 2787 through 2855, inclusive, 2899 and 3433 of the California Civil Code.

(e)                                  Holdings further understands, is aware and hereby acknowledges that if the Guaranteed Creditors elect to nonjudicially foreclose on any real property security located in the State of California any right of subrogation of Holdings against any Credit Party may be impaired or extinguished and that as a result of such impairment or extinguishment of subrogation rights, Holdings may have a defense to a deficiency judgment arising out of the operation of Section 580d of the California Code of Civil Procedure and related principles of estoppel.  Holdings waives all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed the guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise.

13.09                 Nature of Liability.  It is the desire and intent of Holdings and the Guaranteed Creditors that this Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of Holdings under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of Holdings shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

13.10                 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Revolving Loan Commitments have terminated and all Loans have been repaid in full.  Each Qualified ECP Guarantor intends that this Section 13.10 constitute, this Section 13.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

NUTRACEUTICAL INTERNATIONAL CORPORATION

By:
Name:
Title:

NUTRACEUTICAL CORPORATION

By:
Name:
Title:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”,
NEW YORK BRANCH, individually as a Bank and as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

S-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

S-2

Schedule 1.13

LIST OF BANKS

Bank	Revolving Loan Commitment	Percentage
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch	$50,000,000	50%
Wells Fargo Bank, National Association	$50,000,000	50%
Total	$100,000,000	100%